Exhibit 10.1

LOAN AND LINE OF CREDIT AGREEMENT

THIS LOAN AND LINE OF CREDIT AGREEMENT, dated as of April 26, 2010 is entered into by and between MORRIS PUBLISHING GROUP, LLC, a Georgia limited liability company, having its principal place of business at 725 Broad Street, Augusta, Georgia 30901 (the "Borrower"), and COLUMBUS BANK AND TRUST COMPANY, a Georgia banking corporation, having its principal place of business at 1148 Broadway, Columbus, Georgia 31901 and having a mailing address of P. O. Box 120, Columbus, Georgia 31902 (the "Bank").

Recitals

WHEREAS, Borrower has requested a revolving line of credit from Bank in the stated principal amount of $10,000,000.00, the proceeds of which will be utilized to refinance certain existing debt of Borrower and for the working capital needs of Borrower and its subsidiaries, and Bank has agreed to extend said line of credit to Borrower for such purposes on the terms and conditions hereinafter provided.

NOW, THEREFORE, in consideration of the premises and in order to induce the Bank to extend to Borrower a revolving line of credit in the stated principal amount of $10,000,000.00 for the aforesaid purposes, Borrower and Bank hereby covenant, agree and bind themselves as follows:

ARTICLE 1
Definitions and Other Provisions
of General Application

SECTION 1.1  Definitions

For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, the following terms shall have the meaning indicated:

“Affiliate” shall mean, with respect to a Person, (a) any officer, director or managing agent of such Person, (b) any spouse, parents, brothers, sisters, children and grandchildren of such Person, (c) any association, partnership, trust, entity or enterprise in which such Person is a director, officer or general partner, (d) any other Person that, (i) directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such given Person, (ii) directly or indirectly beneficially owns or holds 10% or more of any class of voting stock or partnership or other interest of such Person or any Subsidiary of such Person, or (iii) 10% or more of the voting stock or partnership or other interest of which is directly or indirectly beneficially owned or held by such Person or a Subsidiary of such Person.  The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or partnership or other interests, by contract or otherwise.

“Agreement” shall mean this Agreement as originally executed or as it may from time to time be supplemented, modified or amended by one or more instruments entered into pursuant to the applicable provisions hereof.

“Annual Report” shall mean that certain Annual Report of the Borrower for the year ended December 31, 2009 filed with the Securities and Exchange Commission on Form 10-K on April 5, 2010.

"Bank" shall mean Columbus Bank and Trust Company, a Georgia banking corporation, and its successors and assigns.

“Borrower” shall mean Morris Publishing Group, LLC, a Georgia limited liability company, and its successors and permitted assigns.

    “Borrower Security Documents” shall mean: that certain Security Agreement from Borrower, as debtor, in favor of Bank, as secured party, dated as of even date herewith, that certain Mortgage and Security Agreement from Borrower, as mortgagor, in favor of Bank, as mortgagee, dated of even date herewith, and to be recorded in the official records of Duval County, Florida and St. Johns County, Florida, that certain Assignment of Leases and Rents between Borrower and Bank dated of even date herewith and to be recorded in the official records of Duval County, Florida and St. Johns County, Florida, that certain Mortgage and Security Agreement from Borrower, as mortgagor, in favor of Bank, as mortgagee, dated of even date herewith and to be recorded in the official records of Shawnee County, Kansas, that certain Assignment of Leases and Rents between Borrower and Bank dated of even date herewith and to be recorded in Shawnee County, Kansas, that certain Mortgage, Assignment of Rents, Security Agreement and Fixture Filing from Borrower, as mortgagor, in favor of Bank, as mortgagee, dated of even date herewith to be recorded in the official records of Crow Wing County, Minnesota, that certain Assignment of Leases and Rents between Borrower and Bank dated of even date herewith to be recorded in the official records of Crow Wing County, Minnesota, those certain Pledge and Security Agreements dated of even date herewith from Borrower in favor of Bankpledging to Bank and granting to Bank a security interest in and to Borrower’s interest in its Subsidiaries, and any and all amendments, modifications, restatements and/or replacements of any of said instruments, assignments or agreements.

“Business Day” shall mean any day other than (i) a Saturday, a Sunday, or (ii) a day on which banking institutions in Columbus, Georgia are authorized or required to close under the laws of the State of Georgia.

“Capitalized Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Capitalized Leased Obligation” means indebtedness represented by obligations under a Capitalized Lease, and the amount of such indebtedness shall be the capitalized amount of such obligations determined in accordance with GAAP.

“Capital Stock” means:

(1)           with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person, and all options, warrants or other rights to purchase or acquire any of the foregoing; and

(2)           with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person, and all options, warrants or other rights to purchase or acquire any of the foregoing.

“Cash Interest Coverage Ratio” shall have the meaning ascribed to such term, and shall be calculated as provided in, the Indenture as originally entered into, with only such amendments or variations to such definition or calculation as are approved by Bank in Bank’s sole discretion.

    “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, including, when appropriate, the statutory predecessor of the Code, and all applicable regulations thereunder whether proposed, temporary or final, including regulations issued and proposed pursuant to the statutory predecessor of the Code, and, in addition, all official rulings and judicial determinations applicable under the Code and under the statutory predecessor of the Code and any successor provisions to the relevant provisions of the Code or regulations.

"Collateral" shall mean all property and rights which is subject to the lien, security interest and/or security title granted and/or conveyed to Bank pursuant to the Security Documents.

“Common Stock” of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person’s common stock, whether outstanding on the Effective Date or issued after the Effective Date, and includes, without limitation, all series and classes of such common stock.

“Credit Line” shall have the meaning assigned thereto in Section 2.1(a) of this Agreement and all renewals and extensions thereof.

“Default Rate” shall mean the “Default Rate” as defined in the Note.  However, nothing in this Agreement shall be deemed to establish or require payment of a rate of interest in excess of the maximum rate permitted by law.  If the Default Rate at any time exceeds the maximum rate permitted by law, the Default Rate shall be automatically reduced to the maximum  rate permitted by law.

“Effective Date” shall mean April 26, 2010.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time, and the regulations and published interpretations thereof.

"Event of Default" shall have the meanings stated in Section 5.1 hereof.

“Fiscal Quarter” shall mean a fiscal quarter of Borrower.

“Fiscal Year” shall mean the fiscal year of Borrower, which fiscal year of Borrower ends on December 31.

“GAAP” or “generally accepted accounting principles” shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States.

“Guaranties” shall mean the following (with each separately being called a “Guaranty”):  that certain Unconditional Guaranty dated as of even date herewith executed and delivered by MPG Newspaper Holdings, LLC in favor of Bank, and any and all amendments, modifications, and/or replacements thereof; that certain Unconditional Guaranty dated as of even date herewith executed and delivered by Athens Newspapers, LLC in favor of Bank, and any and all amendments, modifications, and/or replacements thereof; that certain Unconditional Guaranty dated as of even date herewith executed and delivered by Broadcaster Press, Inc. in favor of Bank, and any and all amendments, modifications, and/or replacements thereof; that certain Unconditional Guaranty dated as of even date herewith executed and delivered by Homer News, LLC in favor of Bank, and any and all amendments, modifications, and/or replacements thereof; that certain Unconditional Guaranty dated as of even date herewith executed and delivered by Log Cabin Democrat, LLC in favor of Bank, and any and all amendments, modifications, and/or replacements thereof; that certain Unconditional Guaranty dated as of even date herewith executed and delivered by The Oak Ridger, LLC in favor of Bank, and any and all amendments, modifications, and/or replacements thereof; that certain Unconditional Guaranty dated as of even date herewith executed and delivered by Southeastern Newspapers Company, LLC in favor of Bank, and any and all amendments, modifications, and/or replacements thereof; that certain Unconditional Guaranty dated as of even date herewith executed and delivered by The Sun Times, LLC in favor of Bank, and any and all amendments, modifications, and/or replacements thereof; that certain Unconditional Guaranty dated as of even date herewith executed and delivered by MPG Allegan Property, LLC in favor of Bank, and any and all amendments, modifications, and/or replacements thereof; that certain Unconditional Guaranty dated as of even date herewith executed and delivered by MPG Holland Property, LLC in favor of Bank, and any and all amendments, modifications, and/or replacements thereof; that certain Unconditional Guaranty dated as of even date herewith executed and delivered by Morris Publishing Finance Co. in favor of Bank, and any and all amendments, modifications, and/or replacements thereof; that certain Unconditional Guaranty dated as of even date herewith executed and delivered by Yankton Printing Company in favor of Bank, and any and all amendments, modifications, and/or replacements thereof;  that certain Unconditional Guaranty dated as of even date herewith executed and delivered by Southwestern Newspapers Company, L.P. in favor of Bank, and any and all amendments, modifications, and/or replacements thereof; that certain Unconditional Guaranty dated as of even date herewith executed and delivered by Stauffer Communications, Inc. in favor of Bank, and any and all amendments, modifications, and/or replacements thereof; and that certain Unconditional Guaranty dated as of even date herewith executed and delivered by Florida Publishing Company in favor of Bank, and any and all amendments, modifications, and/or replacements thereof.

    “Guarantors” shall mean all of the following named entities (with each separately being called a “Guarantor”):   MPG Newspaper Holding, LLC, a Georgia limited liability company, Athens Newspapers, LLC, a Georgia limited liability company, Broadcaster Press, Inc., a South Dakota corporation, Homer News, LLC, a Georgia limited liability company, Log Cabin Democrat, LLC, a Georgia limited liability company, The Oak Ridger, LLC, a Tennessee limited liability company, Southeastern Newspapers Company, LLC, a Georgia limited liability company, The Sun Times, LLC, a Georgia limited liability company, MPG Allegan Property, LLC, a Georgia limited liability company, MPG Holland Property, LLC, a Georgia limited liability company, Morris Publishing Financing Co., a Georgia corporation, Yankton Printing Company, a South Dakota corporation,  Southwestern Newspapers Company, L.P., a Texas limited partnership, Stauffer Communications, Inc., a Delaware corporation and Florida Publishing Company, a Florida corporation.

“Guarantor Security Documents” shall mean that certain Security Agreement from Athens Newspapers, LLC in favor of Bank dated as of even date herewith, that certain Security Agreement from Broadcaster Press, Inc. in favor of Bank dated as of even date herewith, that certain Security Agreement from Homer News, LLC in favor of Bank dated as of even date herewith, that certain Security Agreement from Log Cabin Democrat, LLC in favor of Bank dated as of even date herewith, that certain Security Agreement from The Oak Ridger, LLC, in favor of Bank dated as of even date herewith,  that certain Security Agreement from Southeastern Newspapers Company, LLC in favor of Bank dated as of even date herewith, that certain Security Agreement from The Sun Times, LLC in favor of Bank dated as of even date herewith, that certain Security Agreement from MPG Allegan Property, LLC in favor of Bank dated as of even date herewith, that certain Security Agreement from MPG Holland Property, LLC in favor of Bank dated as of even date herewith, that certain Security Agreement from Morris Publishing Finance Co. in favor of Bank dated as of even date herewith, that certain Security Agreement from Yankton Printing Company in favor of Bank dated as of even date herewith, that certain Security Agreement from Southwestern Newspapers Company, L.P. in favor of Bank dated as of even date herewith, that certain Security Agreement from Stauffer Communications, Inc. in favor of Bank dated as of even date herewith, that certain Security Agreement from Florida Publishing Company in favor of Bank dated as of even date herewith,  that certain Deed to Secure Debt and Security Agreement from Athens Newspapers, LLC, as grantor in favor of Bank, as grantee, dated of even date herewith to be recorded in the official records of Clarke County, Georgia, that certain Assignment of Leases and Rents between Athens Newspapers, LLC and Bank dated of even date to be recorded in the official records of Clarke County, Georgia, that certain Deed to Secure Debt and Security Agreement from Southeastern Newspapers Company, LLC, as grantor, in favor of Bank, as grantee, dated of even date herewith to be recorded in the official records of Richmond County, Georgia, that certain Assignment of Leases and Rents between Southeastern Newspapers Company, LLC and Bank dated of even date to be recorded in the official records of Richmond County, Georgia, that certain Deed of Trust, Assignment of Rents and Security Agreement from Southeastern Newspapers Company, LLC, as trustor, for the benefit of Bank, dated of even date herewith to be recorded in the official records of the Juneau Recording District, First Judicial District, State of Alaska, that certain Assignment of Leases and Rents between Southeastern Newspapers Company, LLC and Bank dated of even date herewith to be recorded in the official records of the Juneau Recording District, First Judicial District, State of Alaska, that certain Deed of Trust and Security Agreement from Southwestern Newspapers Company, L.P. in favor of Bank dated of even date herewith to be recorded in the official records of Potter County, Texas, that certain Assignment of Leases and Rents between Southwestern Newspapers Company, L.P. and Bank dated of even date herewith to be recorded in the official records of Potter County, Texas, that certain Deed of Trust and Security Agreement from Southwestern Newspapers Company, L.P. in favor of Bank dated of even date herewith to be recorded in the official records of Lubbock County, Texas, that certain Assignment of Leases and Rents between Southwestern Newspapers Company, L.P. and Bank dated of even date herewith to be recorded in the official records of Lubbock County, Texas, that certain Pledge and Security Agreement from MPG Newspaper Holdings, LLC in favor of Bank dated of even date herewith that certain Pledge and Security Agreement from Borrower and Yankton Printing Company in favor of Bank dated of even date herewith, and any and all amendments, modifications, restatements and/or replacements of any of the foregoing instruments, assignments and agreements.

“Hazardous Substance” shall mean any hazardous or toxic substance, waste or material that is regulated under any federal, state or local statute, ordinance, rule, regulation or other law relating to environmental protection, contamination or clean-up, including, without limitation, any substance, waste or material that is designated as hazardous in (or for purposes of) the Comprehensive Environmental Response, Compensation and Liability Act, 42 USC § 9601 et seq., the Resource Conservation and Recovery Act, 42 USC § 6901 et seq., the Federal Water Pollution Control Act, 33 USC § 1257 et seq., or the Clean Air Act, 42 USC § 2001 et seq. and any similar state laws.

    “Indebtedness” means  (1) indebtedness or liability for borrowed money; (2) obligations evidenced by bonds, debentures, notes, or other similar instruments; (3) obligations for the deferred purchase price of property or services (including trade obligations); (4) obligations as lessee under Capitalized Leased Obligation; (5) current liabilities in respect of unfunded vested benefits under Plans covered by ERISA; (6) obligations under letters of credit; (7) obligations under acceptance facilities; (8) all guaranties, endorsements, and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any Person or entity, or otherwise to assure a creditor against loss; (9) obligations secured by any Liens, whether or not the obligations have been assumed; and (10) to the extent an expansion of the foregoing (1) - (9), Indebtedness (as defined in the Indenture).

“Indenture” shall mean that certain Indenture dated March 1, 2010 among Morris Publishing Group, LLC, Morris Publishing Finance Co., the guarantors named therein, and Wilmington Trust FSB, as trustee as amended and/or modified from time to time.

“Interest Rate Agreements” means any and all interest rate swap agreements, interest cap agreements, interest rate collar agreements, exchange agreements, forward currency exchange agreements, forward rate currency or interest rate options, foreign currency hedge, or any similar agreements or arrangements entered into by Borrower in connection with the transaction contemplated herein to hedge the risk of a variable interest rate volatility or fluctuation of interest rates, as such agreements or arrangements may be modified, supplemented, and in effect from time to time, and any and all cancellations, buy backs, reversals, terminations, or assignments of any of the foregoing.

“Intercreditor” means that certain Intercreditor and Subordination Agreement, dated as of April 26, 2010, by and among Wilmington Trust, FSB, in its capacity as trustee under the Indenture (as defined herein) and as collateral agent under the Subordinated Note Collateral Documents (as defined herein) and Bank as amended and/or modified from time to time.

“Land” shall mean the land described on Exhibit “A” attached hereto and incorporated herein by reference.

“Liabilities” means all liabilities of a Person determined in accordance with GAAP and includable on a balance sheet of such Person prepared in accordance with GAAP.

“Lien” means any mortgage, deed of trust, deed to secure debt, pledge, security interest, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority, or other security agreement or preferential arrangement, charge, or encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction to evidence any of the foregoing).

“Loan Documents” shall mean the Note, this Agreement, the Security Documents, the Guaranties and all other documents, instruments and agreements now or hereafter evidencing, securing and/or relating to the Credit Line, and all amendments, modifications, extensions and/or renewals of any of the documents, instruments and agreements.

“Material Adverse Effect” shall mean any event or series of events which have a material adverse effect on (i) the business, results of operations, financial condition, assets or liabilities of Borrower, taken as a whole, (ii) the value of the Collateral, any of the Security Interest or the priority of any of the Security Interest, (iii) the ability of Borrower and/or any Guarantor  to perform its obligations under the Loan Documents, (iv) the rights and remedies of the Bank under this Agreement or any of the Loan Documents, or (v) the legality, validity or enforceability of any of the Loan Documents.

“Morris Communications” means Morris Communications Company, LLC, a Georgia limited liability company.

“Morris Communications Fee” shall have the meaning given such term in the Services Agreement.

“MSTAR Solutions Fee” shall have the meaning given such term in the Services Agreement.

    “Multiemployer Plan” shall mean a Plan described in Section 4001(a)(3) of ERISA.

"Obligations" shall mean in each case whether now existing or hereafter arising (i) all indebtedness, liabilities  and obligations (whether now existing or hereafter coming into existence of whatever nature) of Borrower to Bank under this Agreement, (ii) the indebtedness, liabilities and obligations (whether now existing or hereafter incurred or arising) of Borrower to Bank under the Note, and all renewals, extensions, amendments, modifications and/or restatements thereof, and (iii) all other indebtedness, obligations (including, without limitation, obligations of performance) and liabilities of Borrower to Bank of every kind and description whatsoever relating to or arising in connection with the Credit Line and any and all extensions, restatements and renewals of any of the same.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permitted Business” means (i) the ownership and operation of regional, local and other newspapers and other businesses directly related to the newspaper operations of Borrower and its Subsidiaries, including the gathering and dissemination of news and information; and (ii) broadcast, electronic media and other businesses deriving a majority of revenue from advertising or subscriptions.

“Permitted Liens” shall mean the following types of Lien:

(1)           Liens for taxes, assessments or governmental charges or claims either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which Borrower or its Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

(2)           statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

(3)           Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(4)           judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded (if required under applicable law) and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

        (5)           easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of Borrower or any of its Subsidiaries;

(6)           any interest or title of a lessor under any Capitalized Leased Obligation; provided, however, that such Liens do not extend to any property or assets which is not leased property subject to such Capitalized Leased Obligation;

(7)           Liens securing purchase money indebtedness incurred or in the ordinary course of business; provided, however, that (a) such purchase money indebtedness shall not exceed the purchase price or other cost of such property or equipment and shall not be secured by any property or equipment of Borrower or any Subsidiary of Borrower other than the property and equipment so acquired and (b) the Lien securing such purchase money indebtedness shall be created within 90 days of such acquisition;

(8)           Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(9)           Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of Borrower or any of its Subsidiaries, including rights of offset and set-off;

(10)           leases, subleases, licenses and sublicenses granted to others that do not materially interfere with the ordinary course of business of Borrower and its Subsidiaries;

(11)           Liens arising from filing Uniform Commercial Code financing statements regarding leases;

(12)           Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of custom duties in connection with the importation of goods; and

(13)           Liens in favor of Bank or liens in favor of the Collateral Agent as provided under the Intercreditor.

“Person” or “person” means an individual, corporation, limited liability company, limited partnership, partnership, association, other form of entity, trust or unincorporated organization or joint venture or a government or any agency or political subdivision thereof.

“Plan” means any pension plan which is covered by Title IV of ERISA and in respect of which the Borrower or a commonly controlled entity is an “employer” as defined in Section 3(5) of ERISA.

“Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends of redemptions or upon liquidation.

"Prime Rate" shall mean the fluctuating per annum rate of interest designated or otherwise established by the Bank from time to time as its “prime rate”; it being expressly understood and agreed that the “prime rate” is merely an index rate used by the Bank to establish lending rates and is not necessarily the Bank’s most favorable lending rate, and that changes in the “prime rate” are discretionary with the Bank.

“Prohibited Transaction” shall mean any transaction set forth in Section 406 of ERISA or Section 4975 of the Code.

“Real Estate” shall mean the Land and all improvements now or hereafter located thereon.

      “Reference Date” shall mean the period of four (4) consecutive fiscal quarters of Borrower ending on each March 31, June 30, September 30 and December 31 of each year.

“Reportable Event” means any of the events set forth in Section 4043 of ERISA.

“Security Documents” shall mean the Borrower Security Documents and the Guarantor Security Documents together with those certain Account Control Agreements dated of even date hereto given in connection with this Agreement and all other documents and instruments now or hereafter executed and delivered by Borrower and/or any Guarantor as security for the Note, and all amendments modifications, extensions and/or restatements of any of such instruments and agreements.

“Security Interest” means the liens and security interests of the Bank on and in the Collateral effected hereby or by any of the Security Documents or pursuant to the terms hereof or thereof.

“Services Agreement” means the Management and Services Agreement, dated as of August 7, 2003, among Morris Communications, MSTAR Solutions, LLC and Borrower, as such Services Agreement may be amended or supplemented from time to time.

“Subordinated Indebtedness” shall have the meaning assigned to such term in the Intercreditor.

“Subordinated Note Collateral Documents” shall mean that certain Security and Collateral Agency Agreement dated March 1, 2010, among Borrower, Subordinated Note Guarantors, MPG Revolver Holdings, LLC, and Wilmington Trust FSB, as trustee and collateral agent, and any mortgage, deed to secure debt or deed of trust, and any other agreement, document or instrument pursuant to which any Lien (as defined in the Intercreditor) is or is purported to be  granted, securing the Subordinated Indebtedness or under which rights or remedies with respect to such Lien (as defined in the Intercreditor) are governed.

           “Subordinated Note Guarantors” shall mean the “Subsidiary Guarantors” as defined in the Intercreditor.

“Subordinated Notes” shall mean the notes issued under the Indenture.

“Subsidiary” when used to determine the relationship of a Person to another Person, means a Person of which an aggregate of 50% or more of the stock of any class or classes or 50% or more of other ownership interests is owned of record or beneficially by such other Person or by one or more Subsidiaries of such other Person or by such other Person and one or more Subsidiaries of such Person, (i) if the holders of such stock or other ownership interests (A) are ordinarily, in the absence of contingencies, entitled to vote for the election of a majority of the directors (or other individuals performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency, or (B) are entitled, as such holders, to vote for the election of a majority of the directors (or individuals performing similar functions) of such Person, whether or not the right so to vote exists by reason of the happening of a contingency, or (ii) in the case of such other ownership interest, if such ownership interests constitute a majority voting interest.

“Total Leverage Ratio” shall have the meaning ascribed to such term, and shall be calculated as provided in, the Indenture as originally entered into, with only such amendments or variations to such definition or calculation as are approved by Bank in Bank’s sole discretion.

       SECTION 1.2  General Rules of Construction

For all purposes of this Agreement, except as otherwise expressly provided, or unless the context otherwise requires:

(a)   Defined terms in the singular shall include the plural as well as the singular and vice versa.

(b) All Exhibits and Schedules attached hereto are incorporated herein by this reference.

(c)  All accounting terms not otherwise defined herein have the meanings assigned to them, and all computations herein provided for shall be made, in accordance with generally accepted accounting principles as in effect on the Effective Date, consistently applied, or as may be otherwise approved by Bank in Bank’s reasonable discretion.  All financial data submitted pursuant to this Agreement shall be prepared in accordance with such principles.

(d)  All references in this instrument to designated "articles," "sections" and other subdivisions are to the designated articles, sections and subdivisions of this instrument as originally executed.

(e)  The terms "herein", "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular article, section or other subdivision.

(f)  All references in this instrument to a separate instrument are to such separate instrument as the same may be amended or supplemented from time to time pursuant to the applicable provisions thereof.

SECTION 1.3  Effect of Headings and Table of Contents

The article and section headings herein and in the Table of Contents are for convenience only and shall not affect the construction hereof.

SECTION 1.4  Separability Clause

If any provision in this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 1.5  Governing Law

This Agreement shall be construed in accordance with and governed by the laws of the State of Georgia.

SECTION 1.6  Counterparts

This instrument may be executed in any number of counterparts, each of which so executed shall be deemed an original, but all such counterparts shall together constitute but one and the same instrument.

SECTION 1.7   Place and Time of Payment

(a)  All payments by Borrower to the Bank hereunder shall be made in lawful currency of the United States and in immediately available funds to the Bank at its hand delivery address set forth in Section 6.1 or at such other address within the continental United States as shall be specified by the Bank by notice to Borrower.

(b)  All amounts payable by Borrower to Bank hereunder for which a payment date is expressly set forth herein shall be payable without notice or written demand by the Bank.  All amounts payable by Borrower to Bank hereunder for which no payment date is expressly set forth herein shall be payable on written demand given by the Bank to Borrower.

(c)  Payments which are due on a day which is not a Business Day shall be payable on the next succeeding Business Day, and any interest payable thereon shall be payable for such extended time at the specified rate.

SECTION 1.8   Late Payments

With respect to all amounts payable by Borrower to Bank under this Agreement which are not paid on the due date thereof, all such amounts shall accrue interest at the Default Rate from the day such amounts first become due until paid in full, such interest being due from Borrower upon demand therefore given by the Bank.

Any amounts due on demand under this Agreement shall be immediately due on the next succeeding Business Day after the date of delivery of written demand by Bank to Borrower.

SECTION 1.9   Computation of Charges

Any interest and/or fees provided for in this Agreement payable based upon annual rates shall be computed on the basis of a 360-day year, for actual days elapsed.  All interest rates based upon the Prime Rate shall change when and as the Prime Rate shall change, effective on the opening of business on the date of any such change.

SECTION 1.10    No Reduction by Setoff

All payments by Borrower under this Agreement shall be made free and clear of, and without reduction for, setoff or on account of a counterclaim.

SECTION 1.11   Evidence of Obligation

The Bank shall maintain, in accordance with its usual practice, an account or accounts evidencing the obligations of Borrower and the amounts of principal, interest and fees payable and paid from time to time under this Agreement and under the Note.  In any legal action or proceeding in connection with this Agreement the entries made in such account or accounts shall be conclusive evidence of the existence and amounts of the obligations of Borrower recorded in such account or accounts, absent manifest error by the Bank.

ARTICLE 2

Credit Line

SECTION 2.1  The Credit Line

(a)           The Credit Line.  Bank agrees to establish a revolving line of credit in favor of Borrower (the "Credit Line") so that until the expiration of the credit line and so long as there is not in existence any default or Event of Default under this Agreement and subject to the terms and conditions hereof, Borrower may borrow and successively repay and re-borrow up to a maximum aggregate principal amount outstanding at any one time equal to $10,000,000.00.  Subject to the restrictions hereinafter specified, funds borrowed on the Credit Line after the initial advance made on the date hereof may be used by Borrower solely for the short-term working capital needs of Borrower and its Subsidiaries.

(b)           Restriction on Use of Borrowed Funds.  Borrower expressly covenants and agrees that in no event shall any funds borrowed on the Credit Line be used by Borrower, or made available by Borrower for use by others, for the purpose (whether immediate, incidental or ultimate) of buying or carrying margin stock as contemplated by Regulation U of the Federal Reserve Board or any security within the meaning of the Securities Exchange Act of 1934, as amended.

(c)           The Note.  The Credit Line shall be evidenced by that certain Line of Credit Note from Borrower payable to Bank's order in the face principal amount of Ten Million and No/100ths ($10,000,000.00) Dollars (such Line of Credit Note, and all amendments, modifications, extensions, renewals and/or replacements thereof being referred to herein as the "Note"), which is executed and delivered contemporaneously herewith, and is made a part hereof by this reference.  The Note provides for accrual and monthly payment of interest on the amounts of principal from time to time advanced and outstanding on the Credit Line at the rate provided therein, and provides that the principal amount outstanding shall be due and payable in full on May 15, 2011, along with all accrued and unpaid interest thereon.

(d)           Advances.  On the date hereof Bank shall make an initial advance on the Credit Line in the principal amount of $452,792, which advance will be used to pay items identified on the Closing Statement executed by Borrower in connection herewith.  Subject in all events to the limitations and conditions set forth in this Agreement, and availability under the Credit Line, Bank shall continue to advance funds to Borrower on the Credit Line by entering such advances as debits to Borrower's Loan Account.  For the purposes of this Agreement, "Borrower's Loan Account" shall mean the account on the books of Bank in which Bank will record loans or other advances made by Bank to or for the benefit of Borrower pursuant to the terms of this Agreement, payments received on such loans and advances and other appropriate debits and credits as provided by this Agreement and/or the Note.  Funds henceforth borrowed on the Credit Line will be advanced to Borrower from time to time upon Borrower’s written or emailed request to Bank, which request must include a statement of the amount requested and such other information reasonably required by Bank and be submitted to Bank on a Business Day.  Each request shall be a confirmation that the amount requested will be used for the short-term working capital needs of Borrower and its Subsidiaries and that Borrower is not aware of the occurrence of an Event of Default which is continuing.   If a written (or emailed) request is received by Bank prior to 1:00 p.m. (prevailing Eastern Time) on a Business Day, Bank, subject to availability under the Credit Line and other terms and conditions of this Agreement, will fund such request prior to 5:00 p.m. (prevailing Eastern Time) on such Business Day, and if a written (or emailed) request is received by Bank at or after 1:00 p.m. (prevailing Eastern Time) on a Business Day, Bank, subject to availability under the Credit Line and other terms and conditions of this Agreement, will fund such request prior to 5:00 p.m. (prevailing Eastern time) on the next Business Day.  Advances from the Credit Line shall be funded by Bank by deposit to Borrower’s checking account at Bank or other means approved by Bank, and each such advance shall be deemed received by Borrower when deposited to said account (or if funded by means other than direct deposit, when such funds are paid by Bank).  Any such request for advance may be made on Borrower’s behalf by such officer or employee or agent of Borrower as shall be designated in writing by Borrower. Initially, Borrower designates each of Craig S. Mitchell, as senior vice president - finance of Borrower, William S. Morris IV, as CEO of Borrower, and Steve K. Stone, as chief financial officer of Borrower, as authorized agents of Borrower for requesting advances under the Credit Line (if there is more than one designated authorized agent of Borrower, the request of only one authorized agent shall be required for funding any advance).  Bank may act on an original or a copy of a request for advance in good faith believed by Bank to be from an authorized agent of Borrower or on a request for advance sent via email which Bank believes was sent by or at the direction of an authorized agent of Borrower.  Request for advances should be sent by Borrower to Bank as follows:

if by email:	hschondelmayer@synovus.com

if by U.S. Mail:	Columbus Bank and Trust Company

Attention: Commercial Real Estate Lending (Heath Schondelmayer)
P. O. Box 120
Columbus, Georgia 31902
if by Overnight
Courier or Personal
Delivery:	Columbus Bank and Trust Company
Attention: Commercial Real Estate Lending (Heath Schondelmayer)
1137 First Avenue, Uptown Center
Columbus, Georgia 31901

Any such request shall not be effective until actually received by Bank.  The above addresses may be changed by written notice given by Bank to Borrower as provided in Section 6.1 of this Agreement.

Bank shall have no obligation to monitor withdrawals from the above-referenced  checking account of Borrower at Bank, and in no event shall Bank have any liability for any such withdrawal or disbursement alleged to have been made improperly or without authority.  As to each advance funded under the Credit Line, Bank is hereby authorized to debit the amount thereof to the Note, without notice, as an advance of principal which will bear interest and be secured as herein and in the Note provided, Borrower hereby expressly waiving notice of any such advance at any time made by Bank on the Credit Line and notice of any such debit to the Note.

In no event shall the aggregate principal amount outstanding at any one time on the Credit Line exceed $10,000,000.00.  Bank shall have no obligation to advance any funds on the Credit Line at any time after the maturity date of the Note, after an Event of Default shall have occurred hereunder or if any facts or circumstances exist that but for the giving of notice and/or lapse of time would give rise to the occurrence of an Event of Default hereunder.

If at any time Borrower is not entitled to any advances on the Credit Line by the terms of this Agreement, Bank may, in its sole discretion, make requested advances; however, it is expressly acknowledged and agreed that, in such event, Bank shall have the right, in its sole and absolute discretion, to decline to make any requested advance and to require any payment required under the terms of this Agreement without prior notice to Borrower, and the making of any such requested advances shall not be construed as a waiver of such right by Bank.

In the event that the availability of the Credit Line hereunder expires by the terms of this Agreement or by the terms of any agreement extending the expiration date of the Credit Line, Bank may, in its sole discretion, make requested advances; however, it is expressly acknowledged and agreed that in such event, Bank shall have the right, in its sole and absolute discretion, to decline to make any requested advance and may require payment in full of the Note at any time without prior notice to Borrower, and the making of any such requested advances shall not be construed as a waiver of such right by Bank.

The maximum amount available to be drawn on the Credit Line shall be diminished by sums borrowed and advanced on the Note for and during the time that same are outstanding.

(e)           Debit to Note.  As to the initial advance herewith made under the Note and each advance henceforth made to Borrower hereunder, Bank shall be and is hereby authorized to debit the amount thereof to the Note, without notice, as an advance of principal that will bear interest and be secured as herein and in the Note provided.  Borrower hereby expressly waives notice of any such advance at any time made by Bank hereunder and notice of any such debit to the Note.

(f)           Duration. The Credit Line shall be available to Borrower for a period commencing on the date hereof and expiring on May 15, 2011, which is the maturity date of the Note; provided, however, that Bank may accelerate the maturity date at any time, at its sole discretion, contemporaneously with or within sixty (60) days after the application of more than Ten Million ($10,000,000.00) Dollars of cash to redeem Subordinated Indebtedness under Section 4.10 or Section 4.21 of the Indenture related to such debt.  Should the Credit Line be extended or renewed on or after   May 15, 2011, any such extension or renewal to be in the sole and absolute discretion of Bank, then any such extension or renewal shall be on such terms as shall be agreed upon in writing by Bank and Borrower at that time, but except to the extent the provisions hereof conflict with any terms then agreed to in writing by Bank and Borrower, all provisions and terms hereof shall remain in full force and effect with regard to any such extension or renewal.

SECTION 2.2 Origination Fee

(a) Origination Fee.  For extending the Credit Line, Borrower shall pay to Bank on the date hereof a non-refundable origination fee in the amount of $100,000.00, which fee is deemed fully earned by Bank on the date hereof.

(b) Unused Facility Fee. If, for any annual period (i.e. April 26 of any year through and including April 25 of the succeeding year), the average daily outstanding principal balance of the Note for each day of such period does not equal $10,000,000.00, then Borrower shall pay to Bank a fee at a rate equal to .13% per annum on the amount by which $10,000,000.00 exceeds such average daily outstanding principal balance of the Note.  Such fee shall be payable to Bank in arrears on each April 26 (i.e., each anniversary date of the Note) (however, if the Credit Line is terminated prior to any such anniversary date, the fee shall be due on the date of such termination prorated based on the number of days from April 26 of the applicable year through and including the date of termination (calculated on an actual/360)).  Such fee shall be deemed earned in full on its due date and shall be non-refundable.

SECTION 2.3 Collateral.

The payment and performance of the Obligations is secured by, inter alia, the Collateral.

ARTICLE 3

Conditions Precedent to Closing

SECTION 3.1  Conditions Precedent to Closing

The obligation of the Bank to extend the Credit Line is subject to the receipt by the Bank of the following documents, each of which shall be reasonably satisfactory to the Bank in form and substance:

(a)           Loan Documents.  An executed original of each of the Loan Documents (or in the case of any Loan Documents that are to be recorded, an executed copy of said Loan Documents, with the understanding that the original will be delivered to Bank after recording).

(b)           Opinion of Counsel.  An opinion of counsel for Borrower and Guarantors addressed to Bank and acceptable to Bank.

(c)           Fees Payable.  Payment by Borrower of all fees that are required to be paid on or before the closing date under this Agreement.

(d)           UCC Search.  Current Uniform Commercial Code searches made in the appropriate offices covering Borrower and each Guarantor and showing no filing (except in favor of the Collateral Agent for the holders of Subordinated Notes provided same are subordinate to Bank’s security interest in the Collateral or as approved by the Bank) related to, or which could relate to the Collateral (or any portion thereof) of Borrower or any Guarantor.

(e)
Evidence of all Action by the Borrower.  Certified (as of the date of this Agreement) copies of all action taken by the Borrower, including resolutions of its member authorizing the execution, delivery, and performance of the Loan Documents to which Borrower is a party and each other documents to be delivered pursuant to this Agreement.

(f)
Incumbency and Signature Certificate of the Borrower.  A certificate (dated as of the date of this Agreement) of the Secretary or Assistant Secretary of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign the Loan Documents to which Borrower is a party and the other documents to be delivered by the Borrower under this Agreement.

(g)
Evidence of all Action by Guarantors.  Certified (as of the date of this Agreement) copies of all action taken by each Guarantor, including resolutions of its governing body, authorizing the execution, delivery, and performance by such Guarantor of each of the Loan Documents to which such Guarantor  is a party.

(h)
Recordation; Filings and Payments of Fees.  Evidence satisfactory to Bank that each of the Security Documents and/or UCC financing statements required to be recorded in order to perfect the Security Interest granted thereby has been or will be timely and properly recorded and/or filed in each office in each jurisdiction required in order to create, in favor of Bank, a perfected first in priority lien on and security interest in and to the property described in said Security Documents.  Bank shall have received acknowledgment copies of all such filings (or, in lieu of these filings, other evidence satisfactory to Bank that all such filings have been made or shall be made).  Bank also shall have received evidence that all necessary recordation and filing fees and all mortgage tax, intangibles tax and documentary stamps and other expenses related to such filings or recordation have been paid in full.

(i)
Hazard and Liability Insurance.  Copies of all insurance policies required by the Security Documents in a form and amount acceptable to Bank listing Bank as additional insured, mortgagee and/or loss payee, as applicable.

(j)
Title Insurance.  A title insurance policy issued by a company acceptable to Bank insuring the security interest and/or lien created by the Security Documents in and to the Real Estate as a first in priority security interest and lien and providing coverage in an amount acceptable to Bank in Bank’s sole discretion.  Such policy may contain only such exceptions and encumbrances as shall be acceptable to the Bank.

(k)	Intentionally Omitted.

(l)	Intentionally Omitted.

(m)
Additional Evidence.  Such additional legal opinions, certificates, proceedings, instruments and other documents as the Bank or its counsel may reasonably request to evidence (1) compliance by Borrower with legal requirements, (2) the truth and accuracy, as of the Effective Date, of the respective representations of Borrower and Guarantors contained in the Loan Documents, and (3) the due performance or satisfaction by Borrower and Guarantors, at or prior to the Effective Date, of all agreements then required to be performed and all conditions then required to be satisfied by pursuant to the Loan Documents.

ARTICLE 4

Representations and Covenants

    SECTION 4.1  General Representations

Borrower makes the following representations and warranties to the Bank:

(a) Borrower is (1) duly organized as a limited liability company under the laws of the State of Georgia and is not in default under any of the provisions contained in its articles of organization or operating agreement or the limited liability company act of the state of Georgia, and (2) is duly registered, qualified and in good standing to do business in the State of Georgia.

(b) Borrower has the power and authority to own its properties and assets and to carry on its business as now being conducted and is duly qualified to do business in every jurisdiction where the character of its properties or the nature of its activities makes such qualification necessary.

(c) Borrower’s financial statements that have been furnished to the Bank are complete and correct in all material respects and fairly present Borrower’s financial condition as of the date or dates indicated and for the periods involved in accordance with generally accepted accounting principles applied on a consistent basis.  There has been no materially adverse change in the financial condition or operations of Borrower since the date of the most recent financial statements delivered to the Bank.

(d) Borrower’s only subsidiaries are those listed on Schedule 4.1(d) attached hereto and incorporated herein by this reference.  All of Borrower’s ownership interest in each Subsidiary is owned by Borrower free and clear of any liens other than those in favor of Bank or subordinate liens in favor of the Collateral Agent for the holders of Subordinated Notes.

(e) Borrower will (and will cause each of its Subsidiaries to) file all Federal, state and local tax returns which are required to be filed by Borrower (and/or its Subsidiaries), and will pay all taxes as shown on such returns or on any assessments received by Borrower (and/or its Subsidiaries) to the extent that such taxes have become due and payable; provided, that Borrower shall not be required to pay and discharge or cause to be paid and discharged any such tax, assessment or governmental charge to provide that (i)  the amount, applicability or validity thereof shall currently be contested in good faith by appropriate proceedings, (ii) no part of the Collateral is at risk of levy, forfeiture or loss, and (iii) to the extent necessary or requested by the Bank, Borrower shall have established and shall maintain adequate reserves on Borrower’s books (or at Bank’s option, escrowed at Bank) for the payment of the same.

(f)  The execution and delivery of the Loan Documents to which Borrower and/or any Subsidiary of Borrower is a party will not involve any prohibited transaction within the meaning of ERISA or the Code.  Borrower and each of its Subsidiaries has fulfilled its obligations, if any, under minimum funding standards of ERISA and, to its knowledge, is in compliance in all material respects with the applicable provisions of ERISA.

(g) Borrower and each of its Subsidiaries has the power to consummate the transactions contemplated by the Loan Documents to which it is a party.

(h) Borrower and its sole member have duly authorized the execution and delivery of the Loan Documents to which Borrower and/or any Subsidiary of Borrower is a party and the consummation of the transactions contemplated therein.

(i) All Indebtedness of Borrower and each of its Subsidiaries as of the Effective Date is reflected in the Annual Report or has been incurred in the ordinary course of business since the date of the financial statements in the Annual Report.

(j)  The execution and delivery by Borrower and/or any Subsidiary of Borrower of the Loan Documents to which it is a party and the consummation by Borrower and each of its Subsidiaries of the transactions contemplated therein will not (1) conflict with, be in violation of, or constitute (upon notice or lapse of time or both) a default under Borrower’s articles of organization or operating agreement or any organizational documents of any Subsidiary of Borrower, or any agreement, instrument, order or judgment to which Borrower or any Subsidiary of Borrower is a party or any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to Borrower or any Subsidiary of Borrower, or (2) result in or require the creation or imposition of any lien of any nature upon or with respect to any properties now owned or hereafter acquired by Borrower and/or any Subsidiary of Borrower, except as contemplated by the Loan Documents, or (3) result in a breach of or constitute a default under any material indenture or loan or credit agreement or any other material agreement, lease or instrument to which Borrower and/or any Subsidiary of Borrower is a party or by which properties of Borrower and/or any of its Subsidiaries may be affected or bound.

(k)           (i) The Loan Documents to which Borrower is a party constitute legal, valid and binding obligations of Borrower and are enforceable against Borrower in accordance with the terms of such instruments, except as enforcement thereof may be limited by (1) bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors' rights and (2) general principles of equity, including the exercise of judicial discretion in appropriate cases.

(ii) The Loan Documents to which any Subsidiary of Borrower is a party constitute legal, valid and binding obligations of such Subsidiary and are enforceable against such Subsidiary in accordance with the terms of such instruments, except as enforcement thereof may be limited by (1) bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors' rights and (2) general principles of equity, including the exercise of judicial discretion in appropriate cases.

(l)  There is no action, suit, proceeding, inquiry or investigation pending before any court, arbitrator or governmental authority, commission, board or bureau or to Borrower’s knowledge, threatened against Borrower and/or any Subsidiary of Borrower or affecting Borrower and/or any Subsidiary of Borrower or Borrower’s and/or any Subsidiary’s properties, that (1) involves the consummation of the transactions contemplated by, or the validity or enforceability of, any of the Loan Documents or (2) could have a Material Adverse Effect.

(m) The statements in this paragraph (m) are qualified by the matters disclosed on Schedule 4.1(m) attached hereto.  To the knowledge of Borrower, no Hazardous Substance (other than substances required or reasonably utilized in the ordinary course of Borrower’s business and used in compliance with applicable laws, ordinances and regulations) is currently being used, generated, stored or disposed of on or in the Real Estate (or on or in any portion of the Real Estate).  To Borrower's knowledge, neither Borrower nor any other person has ever caused or permitted any Hazardous Substance (other than substances required or reasonably utilized in the ordinary course of Borrower’s or such other person’s business and used in compliance with applicable laws, ordinances and regulations) to be used, generated, stored or disposed of on or in the Land (or any portion thereof) or on or in any property owned by Borrower and/or any Subsidiary of Borrower.  To Borrower's knowledge, neither Borrower nor any other person has ever used the Land (or any portion thereof) or any property owned by Borrower or any Subsidiary of Borrower as a dump site, permanent storage site or transfer station for any Hazardous Substance.  Neither Borrower nor any Subsidiary of Borrower received any notice of, nor is Borrower aware of, any actual or alleged violation by Borrower or any Subsidiary of Borrower with respect to any federal, state or local statute, ordinance, rule, regulation or other law relating to Hazardous Substances.  There is no action or proceeding pending before or appealable from any court, quasi-judicial body or administrative agency relating to Hazardous Substances affecting or alleged to be affecting the Land (or any portion thereof) or any property owned by Borrower and/or any Subsidiary of Borrower.

                        (n) Borrower or the applicable Subsidiary of Borrower which owns Real Estate has obtained, has caused to be obtained by the appropriate parties, or will obtain in a timely manner and will furnish a copy to the Bank upon request, all material licenses, permits and approvals necessary for the use and occupying of the Real Estate as currently used and occupied and for the operation of Borrower’s or such Subsidiary’s business as currently operated.  Borrower and the applicable subsidiary of Borrower is in substantial compliance with all of the terms and conditions of each such material consent, authorization, approval or action already obtained, has applied for each consent, authorization, approval or action that may be applied for at this time and has met or has made provisions adequate for meeting all requirements for each such consent, authorization, approval or action not yet obtained.

(o) Borrower will maintain proper books of record and account, in which full and correct entries regarding Borrower’s and each of subsidiaries’ business and affairs will be made in accordance with generally accepted accounting principles applied on a consistent basis.

(p) Borrower will pay or cause to be paid as they become due and payable all taxes, assessments and other governmental charges lawfully levied or assessed or imposed upon Borrower and/or any Subsidiary of Borrower or the properties or any part thereof of Borrower or its Subsidiaries or upon any income therefrom; provided, as long as none of the Collateral is at risk of levy, forfeiture or foreclosure, Borrower shall not be required to pay and discharge or cause to be paid and discharged any such tax, assessment or governmental charge to the extent that the amount, applicability or validity thereof shall currently be contested in good faith by appropriate proceedings and to the extent necessary or requested by the Bank, Borrower shall have established and shall maintain adequate reserves on its books (or if requested by Bank, escrowed at Bank) for the payment of the same.

(q) Borrower and each Subsidiary of Borrower will cause the Collateral to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of Borrower may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

(r) There is no provision of any existing security deed, mortgage, deed of trust, indenture, lease, undertaking or agreement binding upon Borrower or any of its Subsidiaries or affecting the assets or properties of Borrower or its Subsidiaries, which would conflict with or in any way prevent the execution, delivery and full performance of the Loan Documents and the performance of the Loan Documents shall not result in the breach of any provision of any such mortgage, deed of trust, security deed, security agreement, lease, undertaking or other agreement.

(s) The principal place of business of Borrower and the office where Borrower keeps its records concerning the Real Estate and other Collateral and the operation of the business of Borrower and its Subsidiaries is as set forth in Section 6.1 hereof.

(t) All information furnished or to be furnished by Borrower to the Bank in connection with the Loan Documents or any transaction contemplated thereby is or shall be true, accurate and complete in every material respect on the date such information is furnished or certified.

(u) All balance sheets, statements of income and expenses, and other financial information which has been or may in the future be furnished by or on behalf of Borrower and/or its Subsidiaries to the Bank in connection with this Agreement have been or shall be prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved, and each presents or shall present fairly the financial condition of Borrower and its Subsidiaries, and the results of operations for the periods covered.  The financial information regarding Borrower and its Subsidiaries contained in the Annual Report are complete and correct and present fairly and in all material respects in accordance with GAAP, the financial position of Borrower and its Subsidiaries as of the dates thereof and the results of operations of Borrower and its Subsidiaries for the periods then ended.  Except as disclosed or reflected in such financial statements, neither Borrower nor any of its Subsidiaries has any material liabilities, contingent or otherwise, and there were no material unrealized or anticipated losses of Borrower which would have been required to be reported on such financial statements in accordance with GAAP.

(v) Since the date of the Annual Report, (i) no change in the business, assets, liabilities, condition (financial or otherwise), results of operations or business prospects of Borrower or any of its Subsidiaries  has occurred that has had, or may have, a Material Adverse Effect, and (ii) no event has occurred or failed to occur which has, had, or could reasonably be expected to have, a Material Adverse Effect.

(w) All current outstanding Indebtedness of Borrower to any Affiliate, Subsidiary, partner, shareholder, director or officer of Borrower is expressly and unconditionally made subordinate to the Obligations.

(x) Neither the Borrower nor any of its Subsidiaries engaged principally or as one of its important activities in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations U of the Board of Governors of the Federal Reserve System).  The execution, delivery and performance of this Agreement and the use of the proceeds of the Credit Line or any extension of credit hereunder, do not and will not constitute a violation of said regulation.

(y)Neither the Borrower nor any of its Subsidiaries is (i) a “holding company”, or (ii) a “subsidiary company” of a “holding company”, or (iii) an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” within the meaning of the Public Utility Holding Company Act of 1935, as amended.

(z) Neither Borrower nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(aa) The correct name of Borrower is set forth in the first paragraph of this Agreement and during the five-year period preceding the Effective Date, Borrower has not been known as or used any name other than the name of Borrower set forth in the first paragraph of this Agreement.  The Internal Revenue Service taxpayer identification number of Borrower is 26-2569462 and its organizational identification number is 0140422.

(bb) In each case after giving effect to the Indebtedness represented by the Credit Line outstanding and to be incurred and the transactions contemplated by this Agreement, Borrower and each of its Subsidiaries  is solvent, having assets of a fair value which exceeds the amount required to pay its debts (including contingent, subordinated, unmatured and unliquidated liabilities) as they become absolute and matured, and Borrower is able to and anticipates that it will be able to meet its debts as they mature and has adequate capital to conduct the business in which it is or proposed to be engaged.

(cc) Each of the preceding representations and warranties shall remain true and correct in all material respects as long as any of the Obligations are outstanding and as long as the Bank has any obligation to advance funds under the Credit Line.

(dd) Each advance under the Credit Line shall constitute an affirmation that the preceding representations and warranties of this Section 4.1 remain true and correct as of the date thereof, and, unless Bank is notified to the contrary prior to the disbursement of the requested advance or any portion thereof, shall constitute an affirmation that the same remain true and correct on the date of such disbursement.

SECTION 4.2  Affirmative Covenants.

Until such time as  all Obligations have been indefeasibly paid, satisfied and performed in full with Bank having no further commitment to advance funds under the Credit Line, Borrower covenants and agrees that:

(a)           Performance of and Compliance with Other Covenants.  Borrower (i) shall perform and comply with each of the covenants and agreements that are set forth in this Agreement and in the Loan Documents that are binding on Borrower, as such covenants are in effect on the Effective Date and as such covenants may thereafter be amended or supplemented with the written approval of the Bank, which approval may be withheld or conditioned in the Bank’s reasonable discretion and (ii) shall promptly pay the Obligations when and as due.  Borrower shall cause each of its Subsidiaries to perform and comply with each of its covenants and agreements that are set forth in this Agreement and other Loan Documents that are binding on such Subsidiary, as such covenants are in effect on the Effective Date and as such covenants may thereafter be amended or supplemented with the written approval of the Bank, which approval may be withheld or conditioned in the Bank’s reasonable discretion.

(b)           Preservation of Existence.  Borrower shall preserve and maintain, and cause each Subsidiary of Borrower to preserve and maintain, its entity existence and good standing in the jurisdiction of its organization/formation/incorporation (as applicable), and qualify and remain qualified, and cause each Subsidiary of Borrower to qualify and remain qualified, as a foreign entity in each jurisdiction in which such qualification is required; provided, however, any Subsidiary of Borrower may merge into Borrower or any other Subsidiary listed on Schedule 4.1(d) or may liquidate and dissolve by distributing all of its assets to Borrower or any other Subsidiary listed on Schedule 4.1(d)

(c)           Compliance with Laws.  Borrower shall, and shall cause each Subsidiary of Borrower, to comply in all material respects with the requirements of all applicable laws, rules, regulations and orders of any governmental authority including environmental statutes, regulations and orders governing the use, generation, storage or disposal of Hazardous Substances.

(d)           Maintain Properties.  Borrower shall, and shall cause each Subsidiary of Borrower, to maintain and preserve the Collateral material to the operation of its businesses in good working order and condition, ordinary wear and tear excepted and shall engage only in the type of business conducted on the Effective Date or other Permitted Business.

(e)           Notice of Redemption.  Borrower shall notify Bank of any redemption of any Subordinated Indebtedness under Section 4.10 or Section 4.21 of the Indenture prior to such redemption.

(f)           Insurance.  Borrower shall cause, and shall cause each Subsidiary of Borrower, to maintain, with responsible and reputable insurance companies or associations, casualty, public liability and other insurance with respect to the Collateral and the operation of the business of Borrower and each Subsidiary of Borrower in such amounts and of the kinds that, in the reasonable, good faith opinion of Borrower, are adequate and appropriate for the conduct of the business of Borrower and its Subsidiaries in a prudent manner, with reputable insurers or with the government of the United States or an agency or instrumentality thereof, with such self-insurance or deductibles, and by such methods as shall be either (i) consistent with past practices of Borrower and its Subsidiaries or (ii) customary, in the reasonable, good faith opinion of Borrower, for businesses similarly situated in the industry; and at the written request of the Bank, shall provide evidence of compliance with this covenant to the Bank in the form of certificates of insurance and endorsements, and as applicable naming the Bank as mortgagee and/or loss payee (and with respect to liability insurance, an additional insured).  All such insurance policies and loss payable clauses will provide that they may not be canceled, materially amended or terminated unless the Bank is given at least 10 days prior written notice.

(g)           Notice.  Borrower shall promptly give notice to the Bank of the occurrence of an Event of Default, any litigation, arbitration or governmental investigation or proceeding not previously disclosed by Borrower to the Bank in writing which is instituted against Borrower and/or any Subsidiary of Borrower and/or with respect to any of properties of Borrower and/or any Subsidiary of Borrower, which if adversely determined, might materially, adversely affect the business or financial condition of Borrower and its Subsidiaries taken as a whole and/or any material portion of the Collateral or Bank’s security interest therein and/or impair the ability of Borrower or any Subsidiary of Borrower to perform its obligations under this Agreement or any of the Loan Documents, any material adverse development which shall occur in any litigation, arbitration or governmental investigation or proceeding previously disclosed by Borrower to the Bank, any significant change in the management of Borrower, any termination, resignation, dismissal or other change of Borrower's independent public accountants, and any other material adverse change in the business or operations of Borrower and/or any Subsidiary of Borrower.

(h)           Inspection.  Borrower shall, and shall cause each Subsidiary of Borrower to at any reasonable time and upon reasonable notice, permit the Bank or any agent or representative of the Bank to visit the Real Estate and the chief executive office and principal place of business of Borrower and each Subsidiary of Borrower and to examine and make copies of and abstracts from the records and books of account of Borrower and its Subsidiaries, and  to discuss the affairs, finances and accounts of Borrower and its Subsidiaries with Borrower's officers, directors, agents and employees.

(i)           Further Assurances.  Borrower shall promptly and at all reasonable times, upon request by the Bank, do (and shall cause each Subsidiary of Borrower to do) all such further acts and things and execute such further documents as the Bank may require to assure the Bank of the preservation of its rights under this Agreement and the Loan Documents.

(j)           Reporting. Borrower shall furnish to the Bank or cause to be furnished to the Bank, at Borrower’s expense, the following:

(i)   Quarterly Financial Statements.  As soon as available and in any event within forty-five (45) days after the end of each of the first three quarters of each Fiscal Year of the Borrower, consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such quarter, consolidated statements of income and retained earnings of the Borrower and its Subsidiaries for the period commencing at the end of the previous Fiscal Year and ending with the end of such quarter, and consolidated statements of cash flows of the Borrower and its Subsidiaries for the portion of the Fiscal Year ended with the last day of such quarter, all in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in the previous Fiscal Year and all prepared in accordance with GAAP consistently applied and certified by the chief financial officer of the Borrower (subject to year-end adjustments);

(ii) Annual Financial Statements.   As soon as available and in any event within one hundred twenty (120) days after the end of each Fiscal Year of the Borrower, audited, consolidated financial statements of Borrower and its Subsidiaries as of the end of such fiscal year, to include, without limitation, consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such Fiscal Year and consolidated statements of income and retained earnings of the Borrower and its Subsidiaries for such Fiscal Year, and consolidated statements of changes in financial position of the Borrower and its Subsidiaries for such Fiscal Year, all in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in the prior Fiscal Year and all prepared in accordance with GAAP consistently applied and as to the consolidated statements accompanied by an opinion thereon acceptable to the Bank by independent accountants selected by the Borrower and acceptable to the Bank;

(iii) Management Letters.  Promptly upon receipt thereof, copies of any reports submitted to the Borrower or any Subsidiary by independent certified public accountants in connection with examination of the financial statements of the Borrower or any Subsidiary made by such accountants;

(iv)   Certificate of No Default.  Within forty-five (45) days after the end of each of the quarters of each Fiscal Year of the Borrower, a certificate of the chief financial officer of the Borrower (a) certifying that to the best of his knowledge no Default or Event of Default has occurred and is continuing or, if a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and the action which is proposed to be taken with respect thereto, and (b) with computations demonstrating compliance with the covenants contained in Section 4.2(s) of this Agreement;

(v)   Accountant’s Report.  So long as not contrary to the then current recommendations of the American Institute of Certified Public Accountants, simultaneously with the annual financial statements referred to in (ii) above, a certificate of the independent public accountants who audited such statements to the effect that, in making the examination necessary for the audit of such statements, they have obtained no knowledge of any condition or event which constitutes a Default or Event of Default, or if such accountants shall have obtained knowledge of any such condition or event, specifying in such certificate each such condition or event of which they have knowledge and the nature and status thereof;

(vi)   Intentionally Omitted;

(vii) Notice of Defaults and Events of Default.  As soon as possible and in any event within two (2) days after the occurrence of each Default or Event of Default, a written notice setting forth the details of such Default or Event of Default and the action which is proposed to be taken by the Borrower with respect thereto;

(viii) ERISA Reports.   As soon as possible,  and in any event within thirty (30) days after the Borrower knows or has reason to know that any circumstances exist that constitute grounds entitling the PBGC to institute proceedings to terminate a Plan subject to ERISA with respect to the Borrower or any commonly controlled entity, and promptly but in any event within two (2) Business Days of receipt by the Borrower or any commonly controlled entity of notice that the PBGC intends to terminate a Plan or appoint a trustee to administer the same, and promptly but in any event within five (5) Business Days of the receipt of notice concerning the imposition of withdrawal liability in excess of $250,000.00 with respect to the Borrower or any commonly controlled entity, the Borrower will deliver to the Bank a certificate of the chief financial officer of the Borrower setting forth all relevant details and the action which the Borrower proposes to take with respect thereto;

(ix) SEC Filings.   Whether or not required by the rules and regulations of the Securities and Exchange Commission (the “Commission”), Borrower will furnish Bank (which may be furnished by making publicly available filings with the Commission):

(a)           beginning with reports for the first quarter ending after the Effective Date, all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if Borrower were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes the financial condition and results of operations of Borrower and its consolidated Subsidiaries (showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, the financial condition and results of operations of Borrower and its Restricted Subsidiaries (as defined in the Indenture) separate from the financial condition and results of operations of the Unrestricted Subsidiaries (as defined in the Indenture) of Borrower, if any) and, with respect to the annual information only, a report thereon by Borrower’s independent public accountants;

(b)           all current reports that would be required to be filed with the Commission on Form 8-K if Borrower were required to file such reports; and

(c)           the certifications that would be required to be filed with the Commission pursuant to Section 302 of the Sarbanes-Oxley Act of 2002, if Borrower were required to file such certifications;

in each case, within the time periods specified in the Commission’s rules and regulations.  In addition, whether or not required by the rules and regulations of the Commission, Borrower will file a copy of all such information and reports with the Commission for public availability within the time periods specified in the Commission’s rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request;

       (x)    Officer’s Certificate.  Borrower agrees to furnish the Bank within 50 days after the end of each of the first three fiscal quarters and 105 days after the end of the fourth fiscal quarter, and beginning with the fiscal quarter ended December 31, 2009, (a) an Officers’ Certificate certifying that no Default or Event of Default under the Indenture or this Agreement exists, or if any Default or Event of Default under the Indenture of this Agreement exists, specifying the nature and extent thereof, which certificate shall also certify the Total Leverage Ratio and the Cash Interest Coverage Ratio as of the last day of such quarter as well as the calculations performed to establish such ratios (and provide such calculations) and (b) a certificate providing, in reasonable detail, information about the costs incurred by it and being charged to it under the Services Agreement during such fiscal quarter;

(xi)   Reports to Other Creditors.  Promptly after the furnishing thereof copies of any statement or report furnished to any other party pursuant to the terms of any indenture, loan, credit, or similar agreement and not otherwise required to be furnished to the Bank pursuant to any other clause of this Section 4.2(j); and

(xii) General Information.  Such other respecting the condition or operations, financial or otherwise, of the Borrower or any Subsidiary of Borrower as the Bank may from time to time reasonably request.

(k)           Records.  Borrower shall keep accurate records and books of account, in which complete and accurate entries shall be made in accordance with generally accepted accounting principles consistently applied, reflecting all financial and business transactions of Borrower and its Subsidiaries and will maintain accounts and reserves adequate in the opinion of Borrower and its independent certified public accountant for any taxes (including, without limitation, income taxes), depreciation, depletion, obsolescence and amortization of its (and its Subsidiaries properties, any other contingencies and any other proper reserves.

(l)           Compliance Certificate.  Borrower shall deliver to Bank, within 120 days after the end of each fiscal year (which on the date hereof ends on December 31), a certificate from its principal executive officer, principal financial officer or principal accounting officer stating that a review of the activities of the Borrower and Guarantors during the preceding fiscal year has been made under the supervision of the signing officers with a view to determining whether the Borrower and the Guarantors have kept, observed, performed and fulfilled their respective obligations under the Indenture, this Agreement and the Security Documents in all material respects, and further stating, as to each such officer signing such certificate, that to the best of his or her knowledge the Borrower and Guarantors have kept, observed, performed and fulfilled each and every covenant contained in the Indenture and this Agreement in all material respects and are not in Default in the performance or observance of any of the terms, provisions and conditions of the Indenture, this Agreement and/or the Security Documents (and, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default) of which he or she may have knowledge, and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which, payments on account of the principal of or interest, if any, on the Note is prohibited or if such event has occurred, a description of the event, and that to the best of his or her knowledge each of the Borrower and the Guarantors has complied in all material respects with all applicable laws and environmental laws (and if any material violation of law or environmental laws shall have occurred, describing all such violations).

So long as not contrary to the then current recommendations of the American Institute of Certified Public Accountants, the year-end financial statements delivered pursuant to Section 4.2(j) of this Agreement shall be accompanied by a written statement of Borrower’s independent public accountants (who shall be a firm of established national reputation) that in making the examination necessary for certification of such financial statements, nothing has come to their attention that would lead them to believe that any of the Borrower or Guarantors has violated any provisions of Article IV of this Agreement or, if any such violation has occurred, specifying the nature and period of existence thereof, it being understood that such accountants shall not be liable directly or indirectly to any Person for any failure to obtain knowledge of any such violation.

(m)           Intentionally Omitted.

(n)           Intentionally Omitted.

(o)           Intentionally Omitted.

(p)           Subordinated Debt.  All indebtedness of Borrower to any officer, shareholder, member, director, Subsidiary or Affiliate of Borrower is expressly and unconditionally made subordinate to the Obligations.

(q)           Services Agreement.  Notwithstanding anything to the contrary contained in Section 4.3(m), Borrower shall, and shall cause its applicable Affiliates to, keep in force the Services Agreement which (a) fixes the combined annual payment of the Morris Communications Fee and the MSTAR Solutions Fee at actual costs and (b) provides that the combined annual payment of the Morris Communications Fee and the MSTAR Solutions Fee shall not, under any circumstances, exceed $22,000,000.00 in the aggregate during any calendar year.

(r)           Payment of Debts, Taxes.  Borrower shall pay, and shall cause each Subsidiary of Borrower to pay, all of its debts and perform, or cause to be performed, all of its obligations promptly and in accordance with the respective terms thereof, and promptly pay and discharge, or cause to be paid and discharged, all taxes, assessments and governmental charges or levies imposed upon it, upon its income or receipts or upon any of its assets or properties before the same shall become in default, as well as pay all lawful claims for labor, materials and supplies or otherwise that, if not so paid, could or would result in the imposition of a lien or charge upon any material assets or properties or any part thereof; provided, however,  it shall not constitute an Event of Default hereunder if Borrower or a Subsidiary of Borrower fails to perform any such obligation or to pay any such debt (except for any indebtedness owing under or in respect of any Loan Document or otherwise owing to Bank), tax, assessment, or governmental or other charge, levy or claim that is being contested in good faith by Borrower or such Subsidiary and by proper proceedings diligently pursued, if the effect of such failure to pay or perform has not been to accelerate the maturity thereof or of any other material debt or obligation of Borrower or to subject any part of the assets and properties of Borrower or any Subsidiary of Borrower to levy or forfeiture and if Borrower, to the extent necessary or requested by the Bank, shall have established and shall maintain adequate reserves on it books (or if requested by Bank, escrowed at Bank) for the payment of same.

(s)	Special Financial Covenants.

(i)           Total Leverage Ratio. Borrower will not permit the Total Leverage Ratio to exceed the following respective amounts at any time during the following respective periods:

Period	Total Leverage Ratio

January 1, 2010 to December 31, 2010	5.50 to 1

January 1, 2011 to March 31, 2011	5.50 to 1

April 1, 2011 to June 30, 2011	5.50 to 1

July 1, 2011 to September 30, 2011	5.25 to 1

October 1, 2011 to December 31, 2011	5.25 to 1

January 1, 2012 to December 31, 2012	5.00 to 1

January 1, 2013 to December 31, 2013	4.75 to 1

January 1, 2014 to December 31, 2014	4.50 to 1

       (ii)           Cash Interest Coverage Ratio. Borrower will not permit the Cash Interest Coverage Ratio to be less than the following respective amounts at any time during the following respective periods:

Period	Cash Interest Coverage Ratio

January 1, 2010 to December 31, 2010	1.8 to 1

January 1, 2011 to December 31, 2011	1.8 to 1

January 1, 2012 to December 31, 2012	1.8 to 1

January 1, 2013 to December 31, 2013	1.9 to 1

January 1, 2014 to December 31, 2014	2.1 to 1

(iii)           Compliance.  Borrower agrees to test its compliance with the Total Leverage Ratio and Cash Interest Coverage Ratio covenants set forth in this Section 4.2(s) quarterly, on each March 31, June 30, September 30 and December 31 of each year and to report on its results as provided in Section 4.2(j) of this Agreement.

SECTION 4.3  Negative Covenants

Until all Obligations have been indefeasibly paid, performed and satisfied in full with Bank having no further commitment to advance funds under the Credit Line, Borrower covenants and agrees:

(a)           Amendment of Any Loan  Document. Borrower shall not (and shall not permit any Subsidiary of Borrower to) enter into or consent to any amendment or modification of the Loan Documents except as approved in writing by the Bank and will not allow, permit or acquiesce in any material amendment and/or modification of the Indenture, Subordinated Notes, or Subordinated Note Collateral Documents without the prior written consent of Bank.

(b)           Change in Ownership.  Borrower shall not change ownership or control and shall not reorganize or change its name or form of organization without the prior written consent of Bank which consent may be withheld in the sole and absolute discretion of Bank.   At all times, Borrower shall be owned, either directly or indirectly, by an entity or entities wholly owned and controlled by Questo, Inc., a Georgia corporation, and Questo, Inc. must at all times be wholly owned and controlled by the family of William S. Morris III.

(c)           Use of Loan Proceeds.  Borrower shall not use any part of the proceeds advanced from the Credit Line directly or indirectly to purchase or to carry any margin security as that term is defined in Regulations U of the Board of Governors of the Federal Reserve System.

(d)           Dissolution. Borrower shall not (and shall not permit any Subsidiary of Borrower to) liquidate, wind up or dissolve or otherwise sell or dispose of all or substantially all of its assets, without obtaining the Bank's prior written consent, which consent may be withheld in the sole and absolute discretion of Bank; provided, however, any Subsidiary of Borrower may merge into Borrower or any other Subsidiary listed on Schedule 4.1(d) or may liquidate and dissolve by distributing all of its assets to Borrower or any other Subsidiary listed on Schedule 4.1(d).

(e)           Liens.  Other than Permitted Liens, Borrower shall not (and shall not permit any Subsidiary of Borrower to) directly or indirectly create, incur, assume or suffer to exist any Lien, encumbrance, mortgage, security interest or secondary financing upon or with respect to the Collateral, or any portion thereof or interest therein, or any asset of Borrower and/or any Subsidiary of Borrower (including any stock or ownership interest of Borrower in any Subsidiary), or assign any right to receive income or profits from the Collateral, or any portion thereof, or from any asset of Borrower and/or any Subsidiary of Borrower without the express prior written consent of the Bank which consent may be withheld in the sole discretion of Bank.  Borrower shall release, discharge or transfer to bond any such Lien (other than Permitted Liens) which may be filed against the Collateral or any portion thereof within 30 days after the filing of such lien.

(f)           Transfer Assets.  Borrower shall not (and shall not permit any Subsidiary of Borrower to) sell, lease, convey, transfer or otherwise dispose of the Collateral or any part thereof or interest therein or any other asset of Borrower or any Subsidiary of Borrower, other than the sale or disposal of inventory in the ordinary course of Borrower’s or any Subsidiary’s business, without the prior written consent of the Bank, which consent may be withheld, conditioned or delayed in the sole discretion of Bank; provided, however, that this clause will not apply to transactions which would not cause a Material Adverse Effect, occurring when there is no Event of Default (including the pro forma effect of such transaction on the financial covenants in Section 4.2(s)) involving consideration in the aggregate of no more than Seven Million Five Hundred Thousand and No/100ths ($7,500,000.00) Dollars per calendar year if:

(1)            Borrower or the applicable Subsidiary, as the case may be, receives consideration at the time of such transaction at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by Borrower’s Board of Directors);

(2)            at least 75% of the consideration received by Borrower or the Subsidiary, as the case may be, from such transaction shall be in the form of cash, cash equivalents and/or assets of the same type having the same general utility as the subject assets, as determined by Borrower (“Replacement Assets”) and is received at the time of such disposition; provided, however, that the amount of any notes or other obligations received by Borrower or such Subsidiary from such transferee that are immediately converted by Borrower or such Subsidiary into cash (to the extent of the cash received) shall be deemed, to the extent of cash so received, to be cash for purposes of this provision; and

(3)            upon the consummation of a transaction, Borrower shall apply, or cause such Subsidiary to apply, the net cash proceeds relating to such transaction within 180 days of receipt thereof:

(a)	first to prepay any Obligations; and then

(b)          to make a “Net Proceeds Offer” as defined in, and to the extent required by, the Indenture related to the Subordinate Notes.

(4)            notwithstanding the foregoing, all net cash proceeds of any Collateral in respect of any transaction shall, pending their application in accordance with this Section 4.3(f) be deposited in an account subject to a deposit account control agreement as provided in the Security Documents.

(5)            the value of the Collateral securing the Obligations after such transfer must be equal to or greater than the value of the Collateral securing the Obligations on the date hereof; and, if Borrower or any Subsidiary of Borrower receives Replacement Assets, Borrower or its Subsidiary, as applicable, shall, contemporaneously with its receipt of such Replacement Assets, cause such Replacement Assets to be mortgaged or conveyed to Bank, subject to no prior liens or security interests, as security for the Obligations, pursuant to security instruments acceptable to Bank.

(6)            Subject to the terms of the Intercreditor, and this Section 4.3(f) upon the request of Borrower (at the sole cost and expense of Borrower) Bank shall release (or cause to be released) Collateral that is sold, conveyed or disposed of in compliance with the provisions of this Agreement.

(g)           Additional Obligations.  Borrower will not (and will not permit any Subsidiary of Borrower to) directly or indirectly create, incur, assume or suffer to exist any Indebtedness, except:

(i) the Obligations;

(ii) The Subordinated Notes, as long as such debt is subordinated to the Note and this Agreement pursuant to the Intercreditor;

(iii) Accounts payable to trade creditors for goods or services which are not aged more than ninety (90) days from the billing date and current operating liabilities (other than for borrowed money) which are not more than ninety (90) days past due, in each case incurred in the ordinary course of business, as presently conducted, and paid within the specified time, unless contested in good faith and by appropriate proceedings;

(iv) other indebtedness of Borrower and its Subsidiaries reflected in the Annual Report, less the amount of any scheduled amortization payments or mandatory prepayments, in each case, when actually paid, or permanent reductions thereon;

(v) Indebtedness of a Subsidiary of Borrower to Borrower or to a Subsidiary listed on Schedule 4.1(d) for so long as such Indebtedness is held by Borrower or a Subsidiary listed on Schedule 4.1(d), in each case subject to no Lien held by a Person other than Borrower or a Subsidiary listed on Schedule 4.1(d) and provided such Indebtedness is expressly made subordinate to the Obligations; provided, however, that if as of any date any Person other than Borrower or a Subsidiary listed on Schedule 4.1(d) owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness under this clause (v) by the issuer of such Indebtedness.

(vi) Indebtedness of Borrower to a Subsidiary listed on Schedule 4.1(d) for so long as such Indebtedness is held by a Subsidiary listed on Schedule 4.1(d), in each case subject to no Lien other than a Lien permitted under this Agreement and provided such Indebtedness is expressly made subordinate to the Obligations; provided, however, that if as of any date any Person other than a Subsidiary listed on Schedule 4.1(d) owns or holds any such Indebtedness or any Person holds a Lien in respect to such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness under this clause (vi) by Borrower;

(vii) Indebtedness of Borrower or any of its Subsidiaries in respect of performance bonds, bankers’ acceptances, workers’ compensation claims, surety or appeal bonds, payment obligations in connection with self-insurance or similar obligations, and bank overdrafts (and letters of credit in respect thereof) in the ordinary course of business;

(viii) Indebtedness represented by Capitalized Leased Obligations and purchase money indebtedness of Borrower and its Subsidiaries incurred in the ordinary course of business not to exceed in the aggregate $5,000,000.00 at any one time outstanding; and

        (ix) Any other Indebtedness expressly approved by Bank in writing or in favor of Bank.

(h)           Guaranties.  Borrower shall not (and shall not permit any Subsidiary of Borrower to) become or remain liable with respect to any guaranty or any obligation of any other Person other than guaranties in favor of Bank, the Collateral Agent for the holders of Subordinated Notes, or otherwise approved by Bank in writing, which approval may be withheld in the sole discretion of Bank.

(i)           Prepayments.  Upon the occurrence and during continuance of an Event of Default, Borrower shall not (and shall not permit any Subsidiary of Borrower to) either directly or indirectly, prepay any existing or future obligations owing to any third party, including without limitation obligations owing to employees, officers or parent of Borrower, without first obtaining the prior written consent of the Bank, which consent may be withheld in the reasonable discretion of Bank.

(j)           Extension of Credit.  Borrower shall not (and shall not permit any Subsidiary of Borrower to) make any loan or extension of credit or advance to any Person without the prior written consent of Bank, which consent may be withheld in the sole and absolute discretion of Bank; provided, however, that this clause shall not apply to (i) loans or extensions of credit to Borrower or any Subsidiary listed in Schedule 4.1(d), (ii) extensions of trade credit by Borrower and its Subsidiaries (to Persons who are not otherwise Affiliates) on commercially reasonable terms in accordance with normal trade practices of Borrower or such Subsidiary, as the case may be, or (iii) loans and advances to employees, directors and officers of Borrower and its Subsidiaries (other than employees, directors and officers that are members of the family of William S. Morris III or Affiliates thereof) in the ordinary course of business for bona fide business purposes not in excess of $100,000.00 in the aggregate at any one time outstanding, or (iv) short term intercompany payables between Borrower and Morris Communications incurred in the ordinary course of business consistent with past practices which are settled monthly.

(k)           Loans to Affiliates, Members, Etc.  Borrower shall not, and shall not permit any Subsidiary of Borrower to, make or permit to exist any loans to any parent or affiliated company of Borrower or to any officers, directors, shareholders or employees, without the prior written consent of the Bank, which consent may be withheld in the reasonable discretion of Bank; provided, however, that this clause shall not apply to (i) loans or extensions of credit to Borrower or any Subsidiary listed in Schedule 4.1(d), (ii) extensions of trade credit by Borrower and its Subsidiaries (to Persons who are not otherwise Affiliates) on commercially reasonable terms in accordance with normal trade practices of Borrower or such Subsidiary, as the case may be, or (iii) loans and advances to employees, directors and officers of Borrower and its Subsidiaries (other than employees, directors and officers that are members of the family of William S. Morris III or Affiliates thereof) in the ordinary course of business for bona fide business purposes not in excess of $100,000.00 in the aggregate at any one time outstanding, or (iv) short term intercompany payables between Borrower and Morris Communications incurred in the ordinary course of business consistent with past practices which are settled monthly.

(l)           Merger.  Borrower shall not (and shall not permit any Subsidiary of Borrower to) merge or consolidate with or into any other Person or sell, lease, convey or transfer or otherwise dispose of all or substantially all of its assets (whether now owned or hereafter acquired) to any Person or acquire all or substantially all of the assets or the business of any Person, without the prior written consent of Bank, which consent may be withheld in the sole and absolute discretion of Bank; provided, however, any Subsidiary of Borrower may merge into Borrower or any other Subsidiary listed on Schedule 4.1(d) or may liquidate and dissolve by distributing all of its assets to Borrower or any other Subsidiary listed on Schedule 4.1(d).

(m)           Transactions with Affiliates.  Borrower shall not (and shall not permit any Subsidiary of Borrower to) enter into or permit to exist any transaction with any Affiliate (an “Affiliate Transaction”) on a basis less favorable to Borrower or such Subsidiary than would be the case if such transaction had been effected with a Person not an Affiliate.  Borrower shall not (and shall not permit any Subsidiary of Borrower to) materially amend, modify or waive any provision of any agreement, written or oral, with respect to an Affiliate Transaction in effect on the date hereof, on a basis less favorable to Borrower or such Subsidiary that would be the case if such amendment, modification or waiver had been effective with a Person not an Affiliate.

(n)           Capitalized Leased Obligation.  Borrower shall not (and shall not permit any Subsidiary of Borrower to) enter into any Capitalized Leased Obligation, without the prior written consent of Bank, which consent may be withheld in the reasonable discretion of Bank; provided, however, that Borrower and its Subsidiaries may have outstanding Indebtedness under Capitalized Leased Obligation aggregating up to $5,000,000.00.

(o)           Sales and Leasebacks.  Borrower shall not (and shall not permit any Subsidiary of Borrower to) enter into any arrangement with any Person providing for the leasing from such person of real or personal property which has been or is to be sold or transferred, directly or indirectly, by Borrower (or such Subsidiary) to such Person.

(p)           Amendments of Other Agreements.  Borrower will not (i) amend or permit the amendment in any way the interest rate or principal amount or schedule of payments of principal and interest with respect to any Indebtedness in excess of $2,000,000.00 (other than the Obligations) other than to reduce the interest rate or extend the schedule of payments with respect thereto or (ii) amend, supplement, restate or otherwise modify its articles of organization or operating agreement except as is required under applicable laws, without the prior written consent of Bank which consent may be withheld in the sole and absolute discretion of Bank.

(q)           Distributions.  Borrower will not (and will not permit any Subsidiary of Borrower to) pay, make or declare any dividends or distributions (whether in cash or other property), without the prior written approval of the Bank, which approval may be withheld, conditioned or delayed in the reasonable discretion of Bank; provided, however, as long as no Event of Default has occurred, Borrower may make the tax distributions required under its Amended and Restated Tax Consolidation Agreement with its parent dated January 6, 2010 without the prior written consent of Bank, and as long as no Event of Default has occurred, the Subsidiaries listed on Schedule 4.1(d) hereof may make or pay cash dividends and cash distributions to Borrower without the prior written consent of Bank.  Borrower agrees that such Amended and Restated Tax Consolidation Agreement shall not be amended, extended, restated or modified without the consent of Bank.

(r)           Capital Expenditures.  Borrower and its Subsidiaries will not make any expenditures for fixed or capital assets or for replacements, substitutions or additions thereto if, after giving effect thereto, the aggregate of all such expenditures made by Borrower and its Subsidiaries would exceed $10,000,000.00 during any Fiscal Year.

(s)           Stay, Extension and Usury Laws.  Borrower covenants (to the extent that it may lawfully do so) that neither Borrower nor any of its Subsidiaries shall at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of the Loan Documents; and Borrower (to the extent that it may lawfully do so) hereby expressly waives for itself and its Subsidiaries all benefit or advantage of any such law, and covenants neither Borrower nor any of its Subsidiaries shall, by resort to any such law, hinder, delay or impede the execution of any power herein and in the other Loan Documents granted to the Bank, but shall suffer and permit the execution of every such power as though such law has not been enacted.

(t)           Additional Subsidiaries.  Borrower will not (and will not permit any Subsidiary of Borrower) to create or acquire any additional Subsidiary without the prior written consent of Bank, which consent may be withheld in the reasonable discretion of Bank.

(u)           Preferred Stock.  Borrower will not, and will not permit any of its Subsidiaries, to issue any Preferred Stock or permit any Person to own any Preferred Stock of Borrower or any Subsidiary of Borrower, other than any, if any, Preferred Stock pledged to Bank pursuant to the Security Documents, without the prior written consent of Bank, which consent may be withheld in the reasonable discretion of Bank.

(v)           Prepayment of Subordinated Indebtedness.  Borrower shall not (and shall not permit any Subsidiary of Borrower) to pre-pay, redeem or defease all or any portion of the Subordinated Notes or any of the Subordinated Indebtedness without the prior written consent of Bank, which consent may be withheld in Bank’s reasonable discretion; provided, however, as long as no Event of Default has occurred, Borrower may make mandatory redemptions or offers to purchase required by the Indenture without the prior written consent of Bank.

(w)           Capital Stock.  Borrower will not (and will not permit any Subsidiary of Borrower to) purchase, redeem or otherwise acquire or retire for value any Capital Stock of Borrower, without the prior written consent of Bank.

ARTICLE 5

Events of Default and Remedies

SECTION 5.1  Events of Default

Any one or more of the following shall constitute an event of default (an "Event of Default") under this Agreement (whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a) default by Borrower in any payment of principal of, or interest on, or any other amount under the Note when and as due (whether on a scheduled payment date, at maturity, by reason of acceleration or otherwise); or

(b) default by Borrower in the payment when and as due of any of the Obligations; or

(c)  default by Borrower (or any Subsidiary of Borrower) in the performance of or breach by Borrower of or non-compliance by Borrower with or failure by Borrower (or any subsidiary of Borrower) to observe or keep any term, covenant, warranty, condition or agreement contained in this Agreement; provided, however, except with respect to defaults addressed elsewhere in this Section 5.1, Borrower shall have thirty (30) days following delivery of written notice from the Bank to Borrower of such default in which to cure any such default that is susceptible to cure; or

(d) the occurrence of a “Default” or “Event of Default” as therein defined, under any of the Loan Documents or any other documents or instrument relating to or securing all or part of the Obligations which is not cured within any applicable cure period; or

(e)  liquidation and/or dissolution of Borrower or suspension of the business of Borrower, or the filing by Borrower of a voluntary petition in bankruptcy or a voluntary petition or an answer seeking reorganization, rearrangement, readjustment of its debts, dissolution, liquidation or for any other relief under the United States Bankruptcy Code, as amended, or under any other insolvency act or law, state or federal, now or hereafter existing, or any other action of Borrower indicating its consent to, approval of, or acquiescence in any such petition or proceeding; or the application for, or the appointment of, a receiver, custodian or a trustee for Borrower or any substantial part of Borrower’s properties; or the application for, or the consent to or acquiescence in, an assignment for the benefit of creditors of Borrower or its inability to pay its debts generally as they mature; or the filing of an involuntary petition against Borrower in bankruptcy or seeking reorganization, arrangement, readjustment of its debts or for any other relief under the United States Bankruptcy Code, as amended, or under any other insolvency act or law, state or federal, now or hereafter existing; or the involuntary appointment of a receiver or trustee for Borrower or for all or a substantial part of the property of Borrower or the issuance of a warrant of attachment, execution or similar process against any substantial part of the property of Borrower and the continuance of any such involuntary event or involuntary condition for sixty (60) days undismissed or undischarged; or

(f) any representation or warranty made by Borrower or any Subsidiary of Borrower herein or in any document, instrument or certificate furnished to the Bank in connection with the consummation of the transactions contemplated by the Loan Documents shall at any time prove to have been false or incorrect in any material respect as of the time made; or

(g) any final, unappealable determination is made that (a) shall, in the reasonable judgment of the Bank, deprive Borrower or any Subsidiary of Borrower of any material right, privilege or franchise required to operate its business as currently operated, or substantially restrict the exercise of such right, privilege or franchise, (b) shall, in the reasonable judgment of the Bank, materially affect the likelihood of Borrower’s full and timely performance of its obligations under this Agreement, and (c) is not revoked or rescinded with 45 days after it becomes effective; or

(h) occurrence of any default under any bond, debenture, note or other evidence of indebtedness or obligations of Borrower or any Subsidiary of Borrower with the Bank or under any indenture or other instrument under which any such evidence of indebtedness has been issued or by which it is governed or secured, whether now existing or hereafter arising; or

(i)  occurrence of any default under any bond, debenture, note or other evidence of indebtedness or obligations of any Guarantor with the Bank or under any indenture or other instrument under which any such evidence of indebtedness has been issued or by which it is governed or secured, whether now existing or hereafter arising,; or

(j)  the filing by MPG Newspaper Holding, LLC or any other Guarantor that is a “significant subsidiary” of Borrower (as defined in Rule 1.02(w) of the Regulation s-x under the Securities Exchange Act of 1934) of a voluntary petition in bankruptcy or a voluntary petition or an answer seeking reorganization, rearrangement, readjustment of its debts, dissolution, liquidation or for any other relief under the United States Bankruptcy Code, as amended, or under any other insolvency act or law, state or federal, now or hereafter existing, or any other action of any such Guarantor indicating such Guarantor’s consent to, approval of, or acquiescence in any such petition or proceeding; or the application for, or the appointment of, a receiver, custodian or a trustee for any such Guarantor or any substantial part of such Guarantor’s properties; or the application for, or the consent to or acquiescence in, an assignment for the benefit of creditors of any such Guarantor; or any such Guarantor’s inability to pay its debts generally as they mature; or the filing of an involuntary petition against any such Guarantor in bankruptcy or similar proceeding seeking reorganization, arrangement, readjustment of its debts or for any other relief under the United States Bankruptcy Code, as amended, or under any other insolvency act or law, state or federal, now or hereafter existing; or the involuntary appointment of a receiver or trustee for or for all or a substantial part of the property of any such individual or entity or the issuance of a warrant of attachment, execution or similar process against any substantial part of the property of any such Guarantor and the continuance of any such involuntary event or involuntary condition for sixty (60) days undismissed or undischarged; or

(k) any Guarantor fails to observe or comply with any term, covenant or provision of its Guaranty or revokes or terminates or disavows or attempts to revoke or terminate or disavow its obligations under its Guaranty; or

(l) any governmental approval, registration or filing with any governmental authority or bankruptcy court or trusteee, now or hereafter required in connection with the performance by Borrower of its obligations under this Agreement, or under any of the Loan Documents, is revoked, withdrawn, or withheld, or fails to remain in full force and effect, except that Borrower shall have 45 days after notice of any such event to take whatever action is necessary to obtain all necessary approvals, registrations and filings; or

(m) the rendering against Borrower or any Subsidiary of Borrower of a final judgment, decree or order for the payment of money in excess of $1,000,000.00 and the continuance of such judgment, decree or order unsatisfied and in effect for any period of 30 consecutive days without a stay of execution; or

(n) occurrence of an Event of Default under, and as defined in, the Indenture, any of the Subordinated Notes, or any of the Subordinated Note Collateral Documents, or any of the other documents, instruments and/or agreements evidencing or securing the Subordinated Indebtedness or any portion thereof; or

(o)   default by Borrower under any instrument evidencing or securing any Indebtedness or other obligation of Borrower with or to any third party, whether such Indebtedness or obligations are now existing or hereafter arising, which would authorize the acceleration of any debt to any such third party the acceleration of which would in Bank’s reasonable judgment materially affect Borrower’s ability to pay when due any of the Obligations or materially and adversely affect the security granted to Bank by any of the Security Documents.

    Notwithstanding anything to the contrary in this Agreement or in any other Loan Documents, prior to Bank exercising any remedy, except as Bank reasonably deems necessary to protect its interest in the Collateral, Bank shall provide Borrower with written notice of and thirty (30) days in which to cure any Event of Default or default under this Agreement or any other Loan Document not involving the payment of principal or interest to Bank. Borrower’s right to cure shall not apply to Events of Default (a) which are expressly declared as not curable, or (b) based upon Borrower or any Guarantor bankruptcy. The notice and cure period in this paragraph shall be in lieu of, and not in addition to, any other notice and cure period set forth in this Agreement or any other Loan Documents.

SECTION 5.2  Remedies

(a)            General.  Upon the occurrence of an Event of Default, any obligation of Bank to fund advances under the Credit Line shall cease.  Upon the occurrence and during the continuance of an Event of Default, Bank shall have and at its option may exercise, at any time and from time to time and without notice to Borrower, each, any and all of its rights and remedies herein and in the Loan Documents provided or which are otherwise available to Bank under applicable law, including but not limited to its right to declare accelerated and thereby render immediately due and payable all obligations (whether represented by the Note and/or otherwise), to enforce collection of said obligations from Borrower and/or any other Person primarily or secondarily obligated therefore by suit or other lawful means, and to exercise any and all rights of foreclosure provided in any of the Security Documents and/or the other Loan Documents or which are otherwise available to Bank with respect to the Collateral.  All such rights and remedies are and shall be cumulative and may be exercised singly, concurrently or in such combinations as Bank from time to time may elect.  The failure to exercise any such remedy shall not constitute a waiver thereof, nor shall any partial or ineffectual use of any such remedy prevent the subsequent or concurrent resort to the same or any other remedy or remedies.  It is intended that this clause shall be broadly construed so that all remedies herein provided for or otherwise available to Bank shall continue and be each and all available to Bank until all sums due it by reason of the transactions and obligations contemplated by this Agreement have been fully paid and fully discharged without loss or damage to Bank.

(b)            Set-off.  Upon the occurrence and during the continuance of any Event of Default, Bank is authorized at any time and from time to time, without notice to Borrower (any such notice being expressly waived by Borrower), to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held to or for the credit or the account of Borrower against the Note in default.  Bank agrees promptly to notify Borrower after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of Bank under this subsection (b) are in addition to other rights and remedies (including but not limited to other rights of set-off) that Bank may have. And in the event of Bank's sale of any participation in any loan or loans herein contemplated, each participating lender shall have and may exercise, to the extent of its participation, the same rights of set-off and related rights as those provided for Bank in this subsection (b).

SECTION 5.3  No Remedy Exclusive

No remedy herein conferred upon or reserved to the Bank is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Agreement or now or hereafter existing at law or in equity or by statute.  No delay or omission to exercise any right or power accruing upon any default shall impair any such right or power or shall be construed to be a waiver thereof but any such right or power may be exercised from time to time and as often as may be deemed expedient.

SECTION 5.4  Agreement to Pay Attorneys' Fees

If Borrower should default under any of the provisions of this Agreement and the Bank should employ attorneys or incur other expenses for the collection of any payments due hereunder or the enforcement of performance or observance of any agreement or covenant on the part of Borrower herein contained, Borrower will on demand therefor pay to the Bank the reasonable fees of such attorneys and such other expenses so incurred.

SECTION 5.5  No Additional Waiver Implied by One Waiver

If any agreement contained in this Agreement should be breached by Borrower and thereafter waived by the Bank, such waiver shall be limited to the particular breach so waived and shall not be deemed to waive any other breach hereunder.

SECTION 5.6  Remedies Subject to Applicable Law

All rights, remedies and powers provided by this Article may be exercised only to the extent the exercise thereof does not violate any applicable provision of law in the premises, and all the provisions of this Article are intended to be subject to all applicable mandatory provisions of law which may be controlling in the premises and to be limited to the extent necessary so that they will not render this Agreement invalid or unenforceable.

ARTICLE 6

Miscellaneous

SECTION 6.1  Notices

(a)  Any request, demand, authorization, direction, notice, consent, or other document provided or permitted by this Agreement to be made upon, given or furnished to, or filed with, Borrower or the Bank must be in writing and be delivered by one of the following means:  (1) by personal delivery at the hand delivery address specified below, (2) by first-class, certified U.S. Mail, postage prepaid, return receipt requested, and addressed as provided below, or (3) by nationally recognized overnight courier provided a receipt of delivery is obtained from the recipient.  The hand delivery address, mailing address or overnight courier for receipt of notice or other documents are as follows:

Borrower	Morris Publishing Group, LLC
Attention Craig S. Mitchell
725 Broad Street
Augusta, Georgia 30901

Bank	Columbus Bank and Trust Company
Attention: Commercial Real Estate (Heath Schondelmayer)

Hand Delivery/Courier	1137 First Avenue, Uptown Center
Columbus, Georgia 31901

U.S. Mail	P. O. Box 120
Columbus, Georgia 31902

Any of such parties may change the address for receiving any such notice or other document by giving notice of the change to the other parties named in this Section.

(b)  Any such notice or other document shall be deemed delivered when actually received by the party to whom directed at the address specified pursuant to this Section, or, if sent by mail, 3 days after such notice or document is deposited in the United States mail, addressed as provided above.

SECTION 6.2  Indemnification

Borrower hereby indemnifies and holds harmless the Bank from and against any and all claims, damages, losses, liabilities, reasonable costs or expenses whatsoever which the Bank may actually incur (or which may be claimed against the Bank by any person or entity whatsoever) by reason of or in connection with the execution and delivery or transfer of, or payment or failure to pay under, the Credit Line; provided, that Borrower shall not be required to indemnify the Bank for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by the willful misconduct or gross negligence of the Bank.

SECTION 6.3 Renewal Notes

All provisions of this Agreement relating to the Note or the indebtedness represented by said Note shall apply with equal force and effect to each and all (if any) promissory notes henceforth executed which in whole or in part represent a renewal, extension (for any period), increase, or rearrangement of any part of the indebtedness originally represented by the Note or of any part of such indebtedness, except as otherwise specifically agreed to in writing between Bank and Borrower at that time.  Nothing contained herein shall obligate Bank in any way to extend or renew the Note.

SECTION 6.4 Non-Waiver

No action or course of dealing on the part of Bank, its officers, employees, consultants, attorneys or agents, and no failure or delay by Bank with respect to its exercise of any right, power, or privilege of Bank under this Agreement or other Loan Documents shall operate as a waiver thereof.  No waiver by Bank of any default on the part of Borrower or any Guarantor hereunder or under any of the other Loan Documents shall be considered a waiver of any other or subsequent default, and no exercise or enforcement of any rights or powers hereunder or under any of the other Loan Documents by Bank shall be held to exhaust such rights or powers and every such right and power may be exercised from time to time by Bank.

SECTION 6.5  Continuing Obligation

This Agreement is a continuing obligation and shall (a) be binding upon Borrower and the Bank, their successors and assigns, and (b) inure to the benefit of and be enforceable by Borrower and the Bank and their successors and assigns; provided, that Borrower may not assign all or any part of this Agreement or any of Borrower’s rights or obligations hereunder without the prior written consent of the Bank, which consent may be withheld in the sole discretion of Bank.

SECTION 6.6  Costs, Expenses and Taxes

Borrower agrees to pay on demand (a) the reasonable costs and expenses in connection with the preparation, execution and delivery of this Agreement and any other documents which may be delivered in connection with this Agreement, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Bank, actually incurred, with respect thereto, and (b) the reasonable fees and out-of-pocket expenses of counsel for the Bank, actually incurred, with respect to advising the Bank as to its rights and responsibilities under this Agreement.  In addition, Borrower shall pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of any of the Loan Documents and such other documents and agrees to save the Bank harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.

SECTION 6.7  Waiver; Remedies

No failure on the part of the Bank to exercise, and no delay in exercising, any right under this Agreement shall operate as a waiver of such right.  The single or partial exercise of any right under this Agreement shall not preclude any other or further exercise of such right or the exercise of any other right. The remedies set forth in this Agreement are cumulative with, and not exclusive of, any rights and remedies otherwise available to the Bank.

SECTION 6.8  Governing Law

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Georgia.

SECTION 6.9	Binding Effect

This Agreement shall become effective when it is executed by Borrower and the Bank, and shall thereafter be binding upon and inure to the benefit of Borrower and the Bank (and their respective successors and assigns), except that, Borrower shall not have the right to assign its rights under this Agreement or any interest in this Agreement without the prior written consent of the Bank which consent may be withheld in the sole discretion of Bank.

SECTION 6.10 Limitation of Bank’s Duties

The Bank shall have no responsibility whatsoever for any aspect of any manner in which Borrower runs its business nor the reasons of any investment by Borrower nor the appropriateness of any use of any funds advanced by the Bank whether or not any such usage is approved by the Bank.

SECTION 6.11 No Agency

The Bank is not the agent or representative of Borrower, and Borrower is not the agent or representative of the Bank, and nothing in this Agreement shall be construed to make the Bank liable to anyone for debts or claims accruing against Borrower and/or any Subsidiary of Borrower.

SECTION 6.12 No Partnership or Joint Venture

Nothing herein, nor in any of the documents evidencing or securing this Agreement, nor the acts of the parties hereto shall be construed to create a partnership or joint venture between Borrower and Bank.

SECTION 6.13 Acknowledgment by Borrower

Borrower hereby declares that Borrower has read this Agreement, the Security Documents and other Loan Documents, has received a true, correct and complete copy of this Agreement, the Security Documents and the other Loan Documents and has executed and delivered this Agreement, the Security Documents and the Loan Documents to which it is a party effective as of the date hereof.  Borrower further acknowledges that Borrower, on behalf of itself or its successors, assigns, transferees, representatives, trustees and other entities acting by, through or on its behalf, does hereby represent, warrant and covenant that it (and each of its Subsidiaries) has or will receive a direct substantial benefit from the Credit Line.

SECTION 6.14 Severability

Any provision of this Agreement that is prohibited, unenforceable or not authorized in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceability or nonauthorization without invalidating the remaining provisions of this Agreement or affecting the validity, enforceability or legality of such provision in any other jurisdiction.

SECTION 6.15 Entire Agreement

This Agreement, together with the other Loan Documents and the documents and instruments contemplated by this Agreement and the other Loan Documents  constitute the entire agreement among the parties hereto with regard to the subject matter hereof.  No promises, covenants, representations or agreements other than as expressly set forth in the Loan Documents and documents contemplated thereby and  have been made to or with Borrower, and Borrower expressly represents and warrants that Borrower is not relying on any promises, covenants, representations or agreements other than as expressly set forth in the Loan Documents in entering into the transactions contemplated by the Loan Documents.

SECTION 6.16 Time of the Essence

Time is of the essence with regard to each and every provision of this Agreement and the other Loan Documents.

SECTION 6.17 Waiver of Jury Trial

BORROWER AND BANK HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM, WHETHER IN CONTRACT, TORT OR OTHERWISE, RELATING DIRECTLY OR INDIRECTLY TO THE CREDIT LINE, THE NOTE OR THE OTHER LOAN DOCUMENTS OR ANY ACTS OR OMISSIONS OF BANK, ITS OFFICERS, EMPLOYEES, DIRECTORS OR AGENTS IN CONNECTION THEREWITH.

SECTION 6.18   Treatment of Certain Information; Confidentiality.

(a)           Treatment of Certain Information.  Borrower acknowledges that from time to time financial advisory, investment banking and/or other services may be offered or provided to Borrower or one or more of its Subsidiaries (in connection with this Agreement or otherwise) by Bank or by one or more subsidiaries or affiliates of Bank and Borrower hereby authorizes Bank to share any information delivered to Bank by Borrower and its Subsidiaries pursuant to this Agreement, or in connection with the decision of Bank to enter into this Agreement, to any such subsidiary or affiliate, it being understood that any such subsidiary or affiliate receiving such information shall be bound by the provisions of paragraph (b) of this Section as if it were a lender hereunder.  Such authorization shall survive the repayment of the Obligations, the expiration or termination of the commitments or the termination of this Agreement or any provision hereof.

(b)           Confidentiality.  Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, members, shareholders, co-investors, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested or required by any regulatory authority, including the National Association of Insurance Commissioners, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or under any other Loan Documents or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this paragraph, to any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement, (vii) with the consent of the Borrower or (viii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this paragraph or (B) becomes available to Bank on a nonconfidential basis from a source other than the Borrower.  For the purposes of this paragraph, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to Bank on a nonconfidential basis prior to disclosure by Borrower; provided that, in the case of information received from Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord to its own confidential information.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Borrower and Bank have executed and delivered this Loan and Line of Credit Agreement, under seal, the Bank acting through its duly authorized officer and Borrower acting through its duly authorized officer, as of the date first above written.

BANK:

COLUMBUS BANK AND TRUST COMPANY, a Georgia banking corporation

By: /s/ Heath Schondelmayer
Its: V. P.
(CORPORATE SEAL)

BORROWER:

MORRIS PUBLISHING GROUP, LLC, a Georgia
limited liability company

By:	/s/ Craig S. Mitchell
Craig S. Mitchell, its Senior Vice President -Finance
(SEAL)

This Loan and Line of Credit Agreement is hereby consented to and approved by the undersigned as of the 26 day of April, 2010.

MPG NEWSPAPER HOLDINGS, LLC, a Georgia
limited liability company

By:	/s/Craig S. Mitchell
Craig S. Mitchell, its Senior Vice President-Finance(SEAL)

ATHENS NEWSPAPERS, LLC, a Georgia
limited liability company

By:	/s/Craig S. Mitchell
Craig S. Mitchell, its Senior Vice President -
Finance	(SEAL)

BROADCASTER PRESS, INC., a South Dakota
corporation

By:	/s/Craig S. Mitchell
Craig S. Mitchell, its Senior Vice President -
Finance	(SEAL)

HOMER NEWS, LLC, a Georgia limited liability
company

By:	/s/Craig S. Mitchell
Craig S. Mitchell, its Senior Vice President -
Finance	(SEAL)

LOG CABIN DEMOCRAT, LLC, a Georgia limited
liability company

By:	/s/Craig S. Mitchell
Craig S. Mitchell, its Senior Vice President -
Finance	(SEAL)

                                                                        THE OAK RIDGER, LLC, a Tennessee limited
 liability company

By:	/s/Craig S. Mitchell
Craig S. Mitchell, its Senior Vice President -
Finance	(SEAL)

                                                                        SOUTHEASTERN NEWSPAPERS COMPANY,
LLC, a Georgia limited liability company

By:	/s/Craig S. Mitchell
Craig S. Mitchell, its Senior Vice President -
Finance	(SEAL)

THE SUN TIMES, LLC, a Georgia limited
liability company

By:	/s/Craig S. Mitchell
Craig S. Mitchell, its Senior Vice President -
Finance	(SEAL)

MPG ALLEGAN PROPERTY, LLC, a Georgia limited liability company

By:	/s/Craig S. Mitchell
Craig S. Mitchell, its Senior Vice President -
Finance	(SEAL)

MPG HOLLAND PROPERTY, LLC, a Georgia limited liability company

By:	/s/Craig S. Mitchell
Craig S. Mitchell, its Senior Vice President -
Finance	(SEAL)

MORRIS PUBLISHING FINANCE CO., a
Georgia corporation

By:	/s/Craig S. Mitchell
Craig S. Mitchell, its Senior Vice President -
Finance	(SEAL)

YANKTON PRINTING COMPANY, a South
Dakota corporation

By:	/s/Craig S. Mitchell
Craig S. Mitchell, its Senior Vice President -
Finance	(SEAL)

SOUTHWESTERN NEWSPAPERS COMPANY,
L.P., a Texas limited partnership

By:	Morris Publishing Group, LLC, a Georgia
limited liability company, its general
partner

By:	/s/Craig S. Mitchell
Craig S. Mitchell, its Senior Vice President-Finance (SEAL)

STAUFFER COMMUNICATIONS, INC., a
Delaware corporation

By:	/s/Craig S. Mitchell
Craig S. Mitchell, its Senior Vice President -
Finance	(SEAL)

FLORIDA PUBLISHING COMPANY, a Florida
corporation

By:	/s/Craig S. Mitchell
Craig S. Mitchell, its Senior Vice President -
Finance	(SEAL)